UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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RF Micro Devices, Inc.

(Name of Registrant as Specified In Its Charter)

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Notice of
Annual Meeting
of Shareholders
to be held
August 2, 2005

RF MICRO DEVICES, INC.
7628 THORNDIKE ROAD
GREENSBORO, NORTH CAROLINA 27409-9421

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS:

We hereby give notice that the Annual Meeting of Shareholders of RF Micro Devices, Inc. (the “Company”) will be held on Tuesday, August 2, 2005, at 10:00 a.m. local time, at the Greensboro-High Point Airport Marriott, One Marriott Drive, Greensboro, North Carolina, for the following purposes:

(1)	To elect nine directors for one-year terms and until their successors are duly elected and qualified.

(2)	To approve a proposed exchange of outstanding stock options issued under certain of the Company’s stock plans having an exercise price equal to or greater than $5.38 per share, for new options for a reduced number of shares with new vesting requirements and an exercise price set at the then current market price on the day immediately preceding the date of grant, such new options to be granted on or as soon as practicable after the first business day after the expiration of the exchange offer.

(3)	To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending March 31, 2006.

(4)	To transact such other business as may properly come before the meeting.

Under North Carolina law, only shareholders of record at the close of business on the record date, which is May 27, 2005, are entitled to notice of and to vote at the annual meeting or any adjournment. It is important that your shares of common stock be represented at this meeting so that the presence of a quorum is assured.

This proxy statement and the accompanying proxy card are being mailed to the shareholders of the Company on or about June 14, 2005. A copy of our 2005 Annual Report on Form 10-K containing our financial statements for the fiscal year ended March 31, 2005 (the “Annual Report”) is enclosed.

By Order of the Board of Directors

William A. Priddy, Jr.
Secretary

June 14, 2005

Your vote is important. Even if you plan to attend the meeting in person, please read the attached proxy statement carefully, and then complete, sign, date and return the enclosed proxy card or voting instruction form as soon as possible. You may also be able to vote your shares electronically over the internet or by telephone. See the voting instructions included with this mailing or electronic distribution. Additional information regarding these voting methods is provided in the proxy statement and in the enclosed proxy. If you attend the meeting, you may revoke your proxy and vote your shares in person.

TABLE OF CONTENTS

Notice of Annual Meeting of Shareholders	i
Proxy Statement	2
General Information	2
Solicitation of Proxies	2
Voting Securities Outstanding	3
Proposal 1 –Election of Directors	4
Nominees for Election of Directors	4
Corporate Governance Matters	6
Independent Directors	6
Corporate Governance Guidelines	6
Codes of Ethics	6
Committees and Meetings	6
Executive Sessions	7
Procedures for Director Nominations	7
Shareholder Communications with Directors	8
Pre-Approval Policies and Procedures	8
Procedures for Reporting Complaints about Accounting and Auditing Matters	9
Compensation of Directors	9
Security Ownership of Certain Beneficial Owners and Management	10
Executive Officers	11
Executive Compensation	12
Report of the Compensation Committee	12
Compensation Committee Interlocks and Insider Participation	14
Summary Compensation Table	15
Stock Options	16
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Option Values	16
Option Grants in Last Fiscal Year	17
Equity Compensation Plan Information	18
Key Employee Retention Arrangements	19
Performance Graph	21
Proposal 2 – Approval of Option Exchange Program	22
Background	22
Overview of the Option Exchange Program	22
Details of the Option Exchange Program	23
Proposal 3 – Ratification of Appointment of Independent Auditors	26
Report of the Audit Committee	26
Section 16(a) Beneficial Ownership Reporting Compliance	27
Certain Transactions	27
Proposals for 2006 Annual Meeting	28
Householding of Annual Meeting Materials	28
Financial Information	28
Other Business	28
Appendix A – Audit Committee Charter	A-1

RF MICRO DEVICES, INC.
PROXY STATEMENT

GENERAL INFORMATION

SOLICITATION OF PROXIES

The enclosed proxy, for use at the Annual Meeting of Shareholders to be held Tuesday, August 2, 2005, at 10:00 a.m. local time at the Greensboro-High Point Airport Marriott, One Marriott Drive, Greensboro, North Carolina, and any adjournment thereof (the “annual meeting” or the “meeting”), is solicited on behalf of the Board of Directors of RF Micro Devices, Inc. (the “Company”). The approximate date that the Company is first sending these proxy materials to shareholders is June 14, 2005. This solicitation is being made by mail and may also be made in person or by fax, telephone or Internet by the Company’s officers or employees. The Company will pay all expenses incurred in this solicitation. The Company will request banks, brokerage houses and other institutions, nominees and fiduciaries to forward the soliciting material to beneficial owners and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse these parties for their reasonable expenses in forwarding proxy materials to beneficial owners.

The accompanying proxy is for use at the meeting if a shareholder either will be unable to attend in person or will attend but wishes to vote by proxy. Shares may be voted by either completing the enclosed proxy card and mailing it in the postage-paid envelope provided, voting over the Internet or using a toll-free telephone number. “Registered holders,” who have shares registered in the owner’s name through the Company’s transfer agent, may vote by returning a completed proxy card in the enclosed postage-paid envelope. For shares held in “street name,” that is, shares held in the name of a brokerage firm, bank or other nominee, a voting instruction form should be received from that institution by mail in lieu of a proxy card. The voting instruction form should indicate whether the institution has a process for beneficial holders to vote over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible shareholders who receive a paper copy of the proxy statement the opportunity to vote over the Internet or by telephone. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Daylight Time on Monday, August 1, 2005. The Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. If the voting instruction form does not reference Internet or telephone information, or if the shareholder prefers to vote by mail, please complete and return the paper voting instruction form in the self-addressed, postage-paid envelope provided.

Shareholders who elected to access the proxy statement and Annual Report electronically over the Internet will be receiving an email with information on how to access the shareholder information and voting instructions. Shareholders who vote over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers, for which the shareholder is responsible. Registered holders may also vote their shares in person at the annual meeting. In order to vote shares held in street name in person at the meeting, a proxy issued in the owner’s name must be obtained from the record holder and presented at the annual meeting.

The proxy may be revoked by the shareholder at any time before it is exercised by filing with the Company’s corporate secretary an instrument revoking it, filing a duly executed proxy bearing a later date (including a proxy given over the Internet or by telephone) or by attending the meeting and electing to vote in person. All shares of the Company’s common stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified. If no specification is made, properly executed and returned proxies will be voted in favor of the proposals. Management is not aware of any matters, other than those specified above, that will be presented for action at the annual meeting. If other matters are properly presented at the annual meeting for consideration, the agents named on the proxy card will have the discretion to vote on those matters for you.

The presence in person or by proxy of a majority of the shares of common stock outstanding on the record date constitutes a quorum for purposes of voting on a particular matter and conducting business at the meeting. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting.

Brokers who are members of the New York Stock Exchange, Inc. (the “NYSE”) and who hold shares of the Company’s common stock in street name for beneficial owners have authority to vote on certain items when they have not received instructions from beneficial owners. Under the rules of the NYSE, the proposals to elect directors and ratify the appointment of the independent auditors are considered “discretionary” items. This means that brokers may vote in their discretion on these matters on behalf of beneficial owners who have not furnished voting instructions. In contrast, certain items are considered “non-discretionary,” and a “broker non-vote” occurs when brokers do not receive voting instructions from beneficial owners with respect to such items. The option exchange program proposal is a “non-discretionary” item, which means that brokers that have not received voting instructions from beneficial owners with respect to this matter may not vote on this proposal.

Assuming the existence of a quorum, the persons receiving a plurality of the votes cast by the shares entitled to vote will be elected as directors. The proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors and the proposal to approve the option exchange program will be approved if the votes cast in favor of the proposal exceed the votes cast against it. Abstentions, shares that are withheld as to voting with respect to nominees for director and broker non-votes will be counted for determining the existence of a quorum, but will not be counted as a vote in favor of or against the proposals and, therefore, will have no effect on the outcome of the vote for any of the proposals presented at the meeting.

VOTING SECURITIES OUTSTANDING

In accordance with North Carolina law, May 27, 2005 has been fixed as the record date for determining holders of common stock entitled to notice of and to vote at the meeting. Each share of the Company’s common stock issued and outstanding on May 27, 2005 is entitled to one vote on all proposals at the meeting, except for shares the Company holds in a fiduciary capacity, which may be voted only in accordance with the instruments creating the fiduciary capacity. Holders of shares of common stock vote together as a voting group on all proposals. At the close of business on May 27, 2005, there were 188,107,321 shares of the Company’s common stock outstanding and entitled to vote.

PROPOSAL 1 - ELECTION OF DIRECTORS

NOMINEES FOR ELECTION OF DIRECTORS

Under the Company’s amended and restated bylaws, the Board of Directors consists of seven to nine members, as determined by the Board or the shareholders from time to time. The Board has determined that the number of directors within the range shall be nine. Directors are elected annually to serve for one-year terms and until their successors are duly elected and qualified. All nominees presently serve as directors. Each director is standing for re-election and was elected to serve by the shareholders at the last regularly scheduled annual meeting except for Mr. Gardner, who was recommended to serve on the Board of Directors by a third-party search firm and was, upon recommendation of the Governance and Nominating Committee, appointed by the Board of Directors to serve in November 2004. There are no family relationships among any of our directors or officers. The Company intends that the proxyholders named in the accompanying proxy card will vote properly returned proxies to elect the nine nominees listed below as directors, unless the authority to vote is withheld. Although the Company expects that each of the nominees will be available for election, if any vacancy in the slate of nominees occurs, the Company expects that shares of common stock represented by proxies will be voted for the election of a substitute nominee or nominees recommended by the Governance and Nominating Committee and approved by the Board of Directors or for the election of the remaining nominees recommended by the Governance and Nominating Committee and approved by the Board of Directors.

The names of the nominees for election to the Board, their principal occupations and certain other information, follow:

DR. ALBERT E. PALADINO	AGE 72

Dr. Paladino was elected Chairman of the Board of Directors of the Company in August 2002 and has served as a director since 1992. Dr. Paladino is also a member of the Board of Directors of TranSwitch Corporation, a publicly traded developer of highly integrated digital and mixed signal semiconductor solutions for the telecommunications and data communications markets. In addition, he serves as a director of Paladino and Company, an international green building consulting firm. Dr. Paladino was Chairman of the Board of Directors of Telaxis Communications, a manufacturer of broadband wireless equipment for network access applications, until its acquisition by YDI Wireless, Inc. in 2003. He was a managing partner of Advanced Technology Ventures, a venture capital investment partnership, from 1981 through December 1998, and now is a private investor. He currently serves on the Board of Advisors of two venture capital firms, Battelle Ventures and Prism Venture Partners. Prior to joining Advanced Technology Ventures, Dr. Paladino held senior management positions with Raytheon Corporation, GTE Laboratories, the National Institute of Standards and Technology and the Congressional Office of Technology Assessment.

ROBERT A. BRUGGEWORTH	AGE 44

Mr. Bruggeworth became President in June 2002 and Chief Executive Officer in January 2003. He was appointed to the Board of Directors in January 2003. He was Vice President of Wireless Products from September 1999 to January 2002 and President of Wireless Products from January 2002 to June 2002. Mr. Bruggeworth was employed at AMP Inc. (now Tyco Electronics), a supplier of electrical and electronic connection devices, from July 1983 to April 1999. He held a number of manufacturing and engineering management positions at AMP Inc. from July 1983 to July 1995. From July 1995 to April 1999, Mr. Bruggeworth served first as AMP Inc.’s Area Director greater China, then as Vice President of Asia Pacific Operations and then as Divisional Vice President of Global Computer and Consumer Electronics based in Hong Kong, China. Mr. Bruggeworth is a member of the Board of Directors of LightPath Technologies, Inc., a publicly traded manufacturer of high performance fiber-optic components for the telecommunications industry.

DANIEL A. DILEO	AGE 57

Mr. DiLeo was elected to the Board of Directors in August 2002. Mr. DiLeo was an Executive Vice President of Agere Systems, Inc., a manufacturer of semiconductor components and optoelectronics, from March 2001 to March 2002. He is currently the principal of Dan DiLeo, LLC, a consulting firm that he founded in March 2002. He served as President of the Optoelectronics Division of Lucent Technologies, Inc., a manufacturer of semiconductor components and optoelectronics, from November 1999 to February 2001, Vice President and Chief Operating Officer from June 1998 to October 1999 and Vice President of the wireless business unit from January 1995 to May 1998. Mr. DiLeo is a director of Data I/O Corporation, which designs and manufactures equipment and software to program devices for original equipment manufacturers. He also serves on an advisory board for Marlow Industries, a unit of the II-VI Inc., a publicly traded compound material semiconductor device company.

JEFFERY R. GARDNER	AGE 45

Mr. Gardner was appointed to the Board of Directors in November 2004. Mr. Gardner has been the Executive Vice President and Chief Financial Officer of ALLTEL Corporation since January 2000. From August 1998 to January 2000, he was the Senior Vice President of Finance and the Treasurer at ALLTEL. Mr. Gardner has been in the communications industry since 1986 and joined ALLTEL in 1998 when ALLTEL and 360 Communications merged. At 360 Communications, Mr. Gardner held a variety of senior management positions, including Senior Vice President of Finance, which included treasury, accounting and capital markets responsibilities; President of the Mid-Atlantic Region; Vice President and General Manager of the Las Vegas market; and Director of Finance.

DR. FREDERICK J. LEONBERGER	AGE 57

Dr. Leonberger was elected to the Board of Directors in September 2002. He served as Senior Vice President and Vice President and Chief Technology Officer of JDS Uniphase Corp., an optical components supplier, from July 1999 to June 2003, and held the same position with Uniphase Corp., an optical components supplier, from 1997 to 1999 prior to its merger with JDS Fitel Corporation. He is currently the Principal of EOvation Technologies LLC, a technology advisory firm he founded in July 2003 following his retirement from JDS Uniphase Corp. He was co-founder and general manager of United Technologies Photonics Corp., an optical modulator supplier, which was acquired by Uniphase Corp. in 1995. Dr. Leonberger also has held management and staff positions at United Technologies Research Center and MIT Lincoln Laboratory. Dr. Leonberger is a director of Agility Communications, Inc., which designs and manufactures tunable lasers.

DAVID A. NORBURY	AGE 54

Mr. Norbury has been a member of the Board of Directors of the Company since 1992. Mr. Norbury served as Chief Executive Officer of the Company from September 1992 to January 2003 and as President from September 1992 to June 2002. Mr. Norbury served as President and Chief Executive Officer of Polylythics, Inc., a developer of semiconductor technology based in Santa Clara, California, from August 1989 to March 1991.

WILLIAM J. PRATT	AGE 62

Mr. Pratt, a founder of the Company, has been a member of the Board of Directors of the Company since its inception in 1991. He also served as President of the Company from February 1991 to September 1992 and served as Chairman of the Board of Directors from September 1992 to August 2002. Mr. Pratt has served as Chief Technical Officer and Corporate Vice President since September 1992. Prior to such time, Mr. Pratt was employed for 13 years by Analog Devices, Inc., an integrated circuit manufacturer, as Engineering Manager and General Manager.

ERIK H. VAN DER KAAY	AGE 65

Mr. van der Kaay was appointed to the Board of Directors in July 1996. He was Chairman of the Board of Symmetricom Inc., a publicly traded synchronization products company based in Irvine, California, from November 2002 until August 2003, and served as President and Chief Executive Officer of Datum Inc. (which merged with Symmetricom Inc. in October 2002) from April 1998 to October 2002. Mr. van der Kaay was employed with Allen Telecom, a telecommunications company based in Beachwood, Ohio, from June 1990 to March 1998, and last served as its Executive Vice President. He is also a director of Comarco, Inc., a publicly traded provider of advanced wireless technology tools and engineering services, and TranSwitch Corporation, a publicly traded developer of highly integrated digital and mixed signal semiconductor solutions for the telecommunications and data communications markets. In January 2004, Mr. van der Kaay joined the board of directors of Ball Corporation, a publicly traded supplier of metal and plastic packaging to the beverage and food industries and which is the parent company of Ball Aerospace & Technologies Corp.

WALTER H. WILKINSON, JR.	AGE 59

Mr. Wilkinson has been a member of the Board of Directors of the Company since 1992. He is the founder and a general partner of Kitty Hawk Capital, a venture capital firm established in 1980 and based in Charlotte, North Carolina. He is a member and past director of the National Venture Capital Association and is a past member and Chairman of the National Association of Small Business Investment Companies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE MATTERS

INDEPENDENT DIRECTORS

In accordance with the listing standards of The Nasdaq Stock Market, Inc. and the Company’s Corporate Governance Guidelines, the Company’s Board of Directors must consist of a majority of independent directors. The Board has determined that Drs. Leonberger and Paladino and Messrs. DiLeo, Gardner, van der Kaay and Wilkinson are independent under these Nasdaq listing standards. Each of the members of the Company’s Audit Committee, Compensation Committee and Governance and Nominating Committee has been determined by the Board to be independent under applicable Nasdaq listing standards and, in the case of the Audit Committee, under the independence requirements established by the Securities and Exchange Commission (the “SEC”).

CORPORATE GOVERNANCE GUIDELINES

Effective July 2003 and amended June 2004, the Board implemented written Corporate Governance Guidelines, which are designed to assist the Board in fulfilling its duties and responsibilities. The Corporate Governance Guidelines address a number of matters applicable to directors, including director qualification standards, Board and committee meetings, executive sessions, director compensation, management succession, director continuing education and other matters. These Corporate Governance Guidelines are available in the investor information section of the Company’s website under the heading “Corporate Governance” at http://www.rfmd.com. A shareholder may request a copy of the Corporate Governance Guidelines by contacting the Company’s Investor Relations Department at 7628 Thorndike Road, Greensboro, North Carolina 27409-9421.

CODES OF ETHICS

In February 2004, the Board adopted a Code of Business Conduct and Ethics to provide guidance on maintaining the Company’s commitment to high ethical standards. The Code of Business Conduct and Ethics applies to employees, officers, directors, agents and representatives of the Company and its subsidiaries. The Company also adopted a separate code of ethics applicable specifically to the Company’s Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller and treasurer.

Copies of both of these codes are available in the investor information section of the Company’s website under the heading “Corporate Governance” at http://www.rfmd.com or may be obtained by contacting the Company’s Investor Relations Department at the address set forth above. The Company will disclose any waivers of the codes applicable to the Company’s directors or executive officers on Form 8-K as required by Nasdaq listing standards or applicable law. Any waivers of either code for executive officers or directors may be made only by the Board or by a Board committee.

COMMITTEES AND MEETINGS

The Board maintains three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. Each committee operates under a written charter and reports regularly to the Board. A copy of each of these committee charters is available in the investor information section of the Company’s website under the heading “Corporate Governance” at http://www.rfmd.com and may also be obtained by contacting the Company’s Investor Relations Department at the address set forth above.

Each of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee must be comprised of no fewer than three members, each of whom must satisfy membership requirements imposed by Nasdaq listing standards and the applicable committee charter. A brief description of the responsibilities of each of these committees, and their current membership, follows.

COMPENSATION COMMITTEE

The Compensation Committee operates under a written charter adopted in June 2003. The Compensation Committee is appointed by the Board to exercise the Board’s authority concerning compensation of the Company’s officers and employees and administration of the Company’s stock-based and incentive compensation plans. In fulfilling its duties, the Compensation Committee has the authority to (a) evaluate and fix the compensation of the officers of the Company and its subsidiaries; (b) prepare the report on executive compensation that the rules of the SEC require to be included in the Company’s annual proxy statement; (c) make recommendations to the Board regarding annual retainer and meeting fees for the Board and committees of the Board, including compensatory stock awards to directors; and (d) discharge certain other responsibilities relating to the administration of the Company’s incentive and employee benefit plans. The Compensation Committee may condition its approval of any compensation on ratification by the Board if Board action is required by applicable law or otherwise deemed appropriate. The current members of the Compensation Committee are Drs. Leonberger and Paladino and Mr. Wilkinson (Chairman), none of whom is an employee of the Company and each of whom is independent under existing Nasdaq listing standards. See “Executive Compensation — Report of the Compensation Committee,” below.

AUDIT COMMITTEE

The Audit Committee operates under a written charter adopted in May 2000 and most recently amended in June 2005, a copy of which is attached to this proxy statement as Appendix A. The Audit Committee is appointed by the Board to assist the Board in its duty to oversee the Company’s accounting, financial reporting and internal control functions and the audit of the Company’s financial statements. The Committee’s responsibilities include, among others, direct responsibility for hiring, firing, overseeing the work of and determining the compensation for the Company’s independent auditors, who report directly to the

Audit Committee. The current members of the Audit Committee are Messrs. DiLeo, Gardner and van der Kaay (Chairman), none of whom is an employee of the Company and each of whom is independent under existing Nasdaq listing standards and SEC requirements. The Board has examined the SEC’s definition of “audit committee financial expert” and determined that Mr. van der Kaay satisfies this definition. Mr. Gardner, who was appointed to the Audit Committee effective January 1, 2005, also satisfies the SEC’s definition of audit committee financial expert. Mr. van der Kaay was designated by the Board as the Company’s audit committee financial expert for fiscal year 2005. See “Report of the Audit Committee,” below.

GOVERNANCE AND NOMINATING COMMITTEE

The Governance and Nominating Committee operates under a written charter adopted in April 2003. The Governance and Nominating Committee is appointed by the Board to (a) assist the Board in identifying individuals qualified to become Board members and to recommend to the Board the director nominees; (b) recommend to the Board the corporate governance, conflicts of interest and other policies, principles and guidelines applicable to the Company; and (c) lead the Board in its annual review of the Board’s performance. The current members of the Governance and Nominating Committee are Drs. Leonberger and Paladino (Chairman) and Messrs. DiLeo, Gardner, van der Kaay and Wilkinson, none of whom is an employee of the Company and each of whom is independent under existing Nasdaq listing standards. The Governance and Nominating Committee will consider written nominations of candidates for election to the Board properly submitted by shareholders. For information regarding shareholder nominations to the Board, see “Procedures for Director Nominations” and “Proposals for 2006 Annual Meeting,” below.

The Governance and Nominating Committee is also authorized by the Board to serve as the Qualified Legal Compliance Committee for purposes of Section 307 of the Sarbanes-Oxley Act of 2002 and the SEC’s standards for professional conduct for attorneys appearing and practicing before the SEC in the representation of the Company. In addition, the Governance and Nominating Committee is authorized by the Board to serve as the “TIDE” (Three-year Independent Director Evaluation) Committee and is responsible for reviewing and evaluating the Company’s Rights Plan at least once every three years in order to determine whether the maintenance of the Rights Plan is in the best interests of the Company and its shareholders. The Governance and Nominating Committee completed its initial evaluation of the Rights Plan in April 2004 and concluded that the Rights Plan continues to be in the best interests of the Company and its shareholders.

MEETING ATTENDANCE

Under the Company’s Corporate Governance Guidelines, all directors are expected to make every effort to attend meetings of the Board, assigned committees and annual meetings of shareholders.

All directors attended at least 75% of the Board meetings and assigned committee meetings during the fiscal year ended March 31, 2005. During fiscal 2005, the Board held seven meetings, the Compensation Committee held five meetings, the Audit Committee held five meetings, and the Governance and Nominating Committee held five meetings. All eight of the Company’s directors in office at the time of the 2004 annual meeting of shareholders attended the annual meeting.

EXECUTIVE SESSIONS

Pursuant to the Company’s Corporate Governance Guidelines, independent directors are expected to meet in executive session at all regularly scheduled meetings of the Board with no members of management present. The Chairman of the Governance and Nominating Committee or the Chairman of the Board will preside at each executive session, unless the independent directors determine otherwise. During fiscal 2004, Dr. Paladino, as Chairman, presided at the executive sessions. During fiscal 2005, all of the independent directors met in executive session at each of the five regularly scheduled Board meetings.

PROCEDURES FOR DIRECTOR NOMINATIONS

In accordance with the Company’s Corporate Governance Guidelines, members of the Board are expected to collectively possess a broad range of skills, industry and other knowledge and expertise, and business and other experience useful for the effective oversight of the Company’s business. The Governance and Nominating Committee is responsible for identifying, screening and recommending to the Board qualified candidates for membership. All candidates must meet the minimum qualifications and other criteria established from time to time by the Board, and potential nominees will also be evaluated based on the other criteria identified in the Corporate Governance Guidelines. These minimum qualifications include, but are not limited to:

•	Substantial or significant business or professional experience or an understanding of technology, finance, marketing, financial reporting, international business or other disciplines relevant to the business of the Company; and

•	Lack of any conflict of interest that would violate any applicable law or regulation or have any other relationship that, in the opinion of the Board, would interfere with the exercise of the individual’s judgment as a member of the Board or of a Board committee.

The Company also considers the following criteria, among others, in its selection of directors:

•	Economic, technical, scientific, academic, financial and other expertise, skills, knowledge and achievements useful to the oversight of the Company’s business;

•	Integrity, demonstrated sound business judgment and high moral and ethical character;

•	Diversity of viewpoints, backgrounds, experiences and other demographics;

•	Business or other relevant professional experience;

•	Capacity and desire to represent the balanced, best interests of the Company and its shareholders as a whole and not primarily a special interest group or constituency;

•	Ability and willingness to devote time to the affairs and success of the Company and to fulfilling the responsibilities of a director; and

•	The extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other Board members will build a Board that is effective, collegial and responsive to the needs of the Company.

The Governance and Nominating Committee is authorized to develop additional policies regarding Board size, composition and member qualification.

The Governance and Nominating Committee evaluates suggestions concerning possible candidates for election to the Board submitted to the Company, including those submitted by Board members (including self-nominations), shareholders and third parties. All candidates, including those submitted by shareholders, will be similarly evaluated by the Governance and Nominating Committee using the Board membership criteria described above and in accordance with applicable procedures. Once candidates have been identified, the Governance and Nominating Committee will determine whether such candidates meet the minimum qualifications for director nominees established in the Corporate Governance Guidelines and under applicable laws, rules or regulations. The Board, taking into consideration the recommendations of the Governance and Nominating Committee, is responsible for selecting the nominees for director and for appointing directors to fill vacancies.

The Governance and Nominating Committee has authority to retain and approve the compensation of search firms to be used to identify director candidates. The Governance and Nominating Committee has retained a third-party search firm to assist as necessary in the identification of future director candidates who meet the criteria outlined above.

As noted above, the Governance and Nominating Committee will consider qualified director nominees recommended by shareholders when such recommendations are submitted in accordance with applicable SEC requirements, the Company’s bylaws and Corporate Governance Guidelines and any other applicable law, rule or regulation regarding director nominations. When submitting a nomination to the Company for consideration, a shareholder must provide certain information that would be required under applicable SEC rules, including the following minimum information for each director nominee: full name and address; age; principal occupation during the past five years; current directorships on publicly held companies and registered investment companies; and number of shares of Company common stock owned, if any. In addition, under the Company’s bylaws, as amended and restated effective June 1, 2004, a shareholder’s notice regarding a proposed nominee must include (a) the name and address of the shareholder and the beneficial owner, if any, on whose behalf the nomination is made; (b) the number of shares of common stock owned by the shareholder and beneficial owner; (c) a description of the shareholder’s nominee proposal; (d) any material direct or indirect interest that the shareholder or the beneficial owner may have in the nomination; (e) a representation that the shareholder is a holder of record of the Company’s common stock and intends to appear in person or by proxy to present the nominee; (f) the nominee’s consent to serve if elected; and (g) such additional information concerning the nominee as is deemed sufficient by the Board, or a properly authorized Board committee, to determine whether the nominee meets all minimum qualification standards or other criteria as may have been established by the Board or such properly authorized Board committee, or pursuant to applicable law, rule or regulation, for service as a director. Certain specific notice deadlines also apply with respect to submitting director nominees. See “Proposals for 2006 Annual Meeting,” below.

No candidates for director nominations were submitted to the Governance and Nominating Committee by any shareholder in connection with the annual meeting. Any shareholder desiring to present a nomination for consideration by the Governance and Nominating Committee prior to the 2006 annual meeting must do so in accordance with the Company’s bylaws and policies. See “Proposals for 2006 Annual Meeting,” below.

SHAREHOLDER COMMUNICATIONS WITH DIRECTORS

Any shareholder desiring to contact the Board, or any specific director(s), may send written communications to: Board of Directors (Attention: (Name(s) of director(s), as applicable)), c/o the Company’s Secretary, 7628 Thorndike Road, Greensboro, North Carolina 27409-9421. Any proper communication so received will be processed by the Secretary. If it is unclear from the communication received whether it was intended or appropriate for the Board, the Secretary will (subject to any applicable regulatory requirements) use his judgment to determine whether such communication should be conveyed to the Board or, as appropriate, to the member(s) of the Board named in the communication.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy that requires the Audit Committee to approve all audit and permissible non-audit services to be provided by the independent auditors (and any non-audit service provided by any other accounting firm if the cost of the service is reasonably expected to exceed $100,000). The Audit Committee has established a pre-approval policy for certain audit and non-audit services, up to a specified amount for each identified service that may be provided by the independent auditors. The Chairman of the Audit Committee may specifically approve any service within the pre-approved audit and non-audit service category if the fees for such service exceed the maximum set forth in the policy, as long as the excess fees are not reasonably expected to exceed $25,000. Any such approval by the Chairman must be reported to the Audit Committee at its next scheduled meeting. The pre-approval fee levels for all services to be provided by the independent auditors are reviewed annually by the Audit Committee.

PROCEDURES FOR REPORTING COMPLAINTS ABOUT ACCOUNTING AND AUDITING MATTERS

The Audit Committee has adopted procedures for receiving and handling complaints from employees and third parties regarding accounting, internal accounting controls or auditing matters, including procedures for confidential, anonymous submissions by employees of complaints or concerns regarding questionable accounting or auditing matters. Employees or third parties may report their concerns by mail to the attention of the Company’s Compliance Officer, 7628 Thorndike Road, Greensboro, North Carolina 27409-9421 or by e-mail at complianceofficer@rfmd.com. If the Compliance Officer is the subject of the concern or the employee or third party otherwise believes that the Compliance Officer has not given or will not give proper attention to his or her concerns, the employee or third party may report his or her concerns directly to the Chairman of the Audit Committee. An employee or third party also may forward concerns on a confidential and/or anonymous basis to the Audit Committee by calling the Company’s toll-free hotline, which is operated by a third-party agency to ensure confidentiality, or by delivering a written statement setting forth his or her concerns in a sealed envelope addressed to the Chairman of the Audit Committee labeled “Confidential: To be opened by the Chairman of the Audit Committee only.”

Upon receipt of a complaint relating to the matters set forth above, the Compliance Officer will promptly notify the Audit Committee. The Audit Committee will oversee the review of any such complaint and will maintain the confidentiality of an employee or third party complaint to the fullest extent possible, consistent with the need to conduct an adequate review. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee. The Compliance Officer and the Chairman of the Audit Committee will maintain a log of all complaints received by them, tracking their receipt, investigation and resolution, and will prepare a periodic report summarizing the complaints for submission by the Audit Committee to the Board. The Compliance Officer and the Chairman of the Audit Committee will maintain copies of complaints and the complaint log for a reasonable time or for any period prescribed by the Company’s document retention policy but in no event for less than five years.

The Procedures for Reporting Complaints about Accounting and Auditing Matters are available in the investor information section of the Company’s website under the heading “Corporate Governance” at http://www.rfmd.com or may be obtained by contacting the Company’s Investor Relations Department at the address set forth above.

COMPENSATION OF DIRECTORS

During fiscal 2005, each non-employee director of the Company received an annual retainer of $26,000 for his services as a member of the Board, except for the non-employee Chairman of the Board, who received an annual retainer of $81,000, and Mr. Gardner, who was elected to the Board in November 2004 and received a retainer of $13,000 for the portion of the fiscal year that he served on the Board. All non-employee directors also received $2,500 for each Board meeting attended. All non-employee members of the Board, excluding the Chairman of the Board, received $1,000 for each meeting attended for their services on the Compensation Committee, $1,000 for each meeting attended for their services on the Governance and Nominating Committee and $1,500 for each meeting attended for their services on the Audit Committee. The Chairmen of the Audit and Compensation Committees also received $5,000 and $3,000, respectively, for their services as Chairmen in addition to the applicable meeting fees. The Chairman of the Board served as the Chairman of the Governance and Nominating Committee and received no additional compensation for serving in that capacity. In addition, all directors were reimbursed for expenses incurred in their capacity as directors.

Under the Non-Employee Directors’ Stock Option Plan, as amended, each non-employee director who is first elected or appointed to the Board is eligible to receive an option to purchase 20,000 shares of the Company’s common stock at the market price of the stock at the time of grant. Each participating non-employee director who is re-elected receives an annual option grant for 20,000 shares of common stock with an exercise price equal to the market price at the time of grant. The options have a ten-year term and generally vest in three installments over two years. Non-employee directors are also eligible to receive discretionary stock-based awards under the Company’s 2003 Stock Incentive Plan. See “Equity Compensation Plan Information – Other Employee Benefit Plans,” below. For fiscal year 2005, no such discretionary equity awards were made to non-employee directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of the Company’s common stock as of May 27, 2005 by (a) each person known by the Company to own beneficially more than five percent of the outstanding shares of the Company’s common stock, (b) each director and nominee for director, (c) the Named Executives (as defined in “Summary Compensation Table,” below), and (d) all current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or that are or may become exercisable within 60 days of May 27, 2005 are deemed outstanding. These shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and under applicable community property laws, each shareholder named in the table has sole voting and dispositive power with respect to the shares set forth opposite the shareholder’s name.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares (1)	Percent of Class

Robert A. Bruggeworth (2)	1,186,260	*
Steven E. Creviston (3)	565,556	*
Daniel A. DiLeo (4)	60,000	*
Jeffery R. Gardner (5)	20,000	*
Dr. Frederick J. Leonberger (6)	60,900	*
Jerry D. Neal (7)	1,198,502	*
David A. Norbury (8)	857,322	*
Dr. Albert E. Paladino (9)	265,002	*
William J. Pratt (10)	1,383,758	*
William A. Priddy, Jr. (11)	839,879	*
Erik H. van der Kaay (12)	288,000	*
Walter H. Wilkinson, Jr. (13)	432,892	*

Directors and executive officers as	7,966,910	4.12%
a group (16 persons) (14)

* Indicates less than one percent

(1)	As noted above, shares of common stock subject to options exercisable within 60 days after May 27, 2005 are included. On March 24, 2005, the Board of Directors approved the accelerated vesting of certain unvested and “out-of-the-money” stock options held by current employees, executive officers and non-employee directors with exercise prices greater than $5.31 per share, which was the closing sales price of the Company’s common stock on the Nasdaq National Market on March 24, 2005.

(2)	Includes 1,050,260 shares of common stock issuable upon the exercise of stock options.

(3)	Includes 399,680 shares of common stock issuable upon the exercise of stock options.

(4)	Includes 60,000 shares of common stock issuable upon the exercise of stock options.

(5)	Includes 20,000 shares of common stock issuable upon the exercise of stock options.

(6)	Includes 60,000 shares of common stock issuable upon the exercise of stock options.

(7)	Includes 1,117,232 shares of common stock issuable upon the exercise of stock options.

(8)	Includes 60,000 shares of common stock issuable upon the exercise of stock options.

(9)	Includes 140,002 shares of common stock issuable upon the exercise of stock options.

(10)	Includes 624,736 shares of common stock issuable upon the exercise of stock options.

(11)	Includes 590,045 shares of common stock issuable upon the exercise of stock options.

(12)	Includes (a) 240,000 shares of common stock issuable upon the exercise of stock options and (b) 48,000 shares of common stock held by The van der Kaay Trust, as to which Mr. van der Kaay shares voting and dispositive power jointly with his spouse.

(13)	Includes 300,000 shares of common stock issuable upon the exercise of stock options.

(14)	Includes 5,329,568 shares of common stock issuable upon the exercise of stock options.

EXECUTIVE OFFICERS

     The Company’s current executive officers are as follows:

Name	Age	Title

Robert A. Bruggeworth	44	President and Chief Executive Officer
Barry D. Church	43	Vice President, Corporate Controller and Principal Accounting Officer
Steven E. Creviston	41	Corporate Vice President of Cellular Products Group
Jerry D. Neal	60	Executive Vice President of Marketing and Strategic Development
William J. Pratt	62	Chief Technical Officer and Corporate Vice President
William A. Priddy, Jr.	44	Chief Financial Officer, Corporate Vice President of Administration and Secretary
Suzanne B. Rudy	50	Vice President, Corporate Treasurer, Compliance Officer and Assistant Secretary
James D. Stilson	58	Corporate Vice President of Operations
Gregory J. Thompson	42	Vice President of Sales

Certain information with respect to the Company’s executive officers is provided below. Officers are appointed to serve at the discretion of the Board. Information regarding Messrs. Bruggeworth and Pratt is included in the director profiles set forth above.

Barry D. Church began his employment with the Company in March 1998. From March 1998 until August 1998, Mr. Church was Manager of Financial Planning, from August 1998 until September 2001 he was Controller, and since September 2001 he has served as Vice President, Corporate Controller and Principal Accounting Officer of the Company. In addition to his tenure at the Company, Mr. Church has 13 years experience in various financial positions at Sara Lee Corporation and AT&T, Inc.

Steven E. Creviston began his employment with the Company in December 1994 as Strategic Account Manager. From May 1997 to May 1999, Mr. Creviston was Director of Account Management, from June 1999 to April 2001 he was Product Line Director, from May 2001 to May 2002 he was Divisional Vice President and, since May 2002, he has been the Corporate Vice President of Wireless Products. In April 2004, Mr. Creviston’s title was changed to Corporate Vice President of Cellular Products Group.

Jerry D. Neal, a founder of the Company, served as Vice President of Marketing from May 1991 to January 2000 and was Executive Vice President of Sales, Marketing and Strategic Development from January 2000 to January 2002. In January 2002, Mr. Neal became Executive Vice President of Marketing and Strategic Development. Prior to joining the Company, Mr. Neal was employed for ten years with Analog Devices, Inc. as Marketing Engineer, Marketing Manager and Business Development Manager. Mr. Neal served as a director of the Company from February 1992 to July 1993.

William A. Priddy, Jr. became Chief Financial Officer and Corporate Vice President of Administration in July 1997 and Secretary in July 2003. He was Controller from December 1991 to December 1993, Treasurer from December 1993 to May 1999, and Vice President of Finance from December 1994 to July 1997. Prior to joining the Company, Mr. Priddy was employed for five years with Analog Devices, Inc. in various positions in finance and marketing.

Suzanne B. Rudy became Vice President and Corporate Treasurer in November 2002 and Compliance Officer and Assistant Secretary in January 2004. She was Corporate Treasurer from May 1999 until November 2002. Prior to joining the Company, Ms. Rudy was employed for eight years at Precision Fabrics Group Inc. as Controller and for six years at BDO Seidman, LLP, most recently as a Tax Manager.

James D. Stilson joined the Company in January 2004 as the Corporate Vice President of Operations. From July 1999 to January 2004, Mr. Stilson was the President of ASE Korea, Inc., a semiconductor assembly and test solution provider. From November 1997 to July 1999, he was the General Manager of Motorola Korea Ltd., which was purchased by the ASE Group to form ASE Korea, Inc. From April 1995 to November 1997, he was the Assistant General Manager of Motorola Korea Ltd.

Gregory J. Thompson became the Company’s Vice President of Sales in January 2003. From October 1993 to October 1996, he was a Marketing Engineer, and from October 1996 to January 2003, he was the Director of Worldwide Sales for the Company. Prior to joining the Company, Mr. Thompson held various technical sales and management positions with Teledyne Industries and Eaton Corporation.

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

The objectives of the Company’s compensation program are to enhance the Company’s ability to recruit and retain qualified management, motivate executives and other employees to achieve established performance goals and ensure an element of congruity between the financial interests of the Company’s management and its shareholders.

In fiscal year 2005, the Compensation Committee considered the following factors in setting the compensation of the Company’s executive officers:

•	The overall operating performance of the Company during the previous fiscal year, as well as: (a) the degree of progress that each business unit made in achieving its long-term strategic goals, (b) new products in development, scheduled for introduction or recently introduced, (c) Company performance in relation to its industry competitors and/or (d) productivity improvements.

•	Individual performance appraisals of the executive officers and their contributions toward the Company’s performance goals and other objectives as established by the Board and the Compensation Committee, including a subjective evaluation of each executive officer’s (a) vision and strategy with respect to their individual business responsibilities, (b) energy level and ability to motivate and influence others, (c) self-development and development of subordinates and (d) execution of assigned tasks.

•	The level of achievement by the executive officers and all employees collectively in accomplishing the four specific goals for fiscal year 2005 that were outlined at the 2004 annual meeting of shareholders: (a) ensure further adoption of the Company’s GSM/EDGE POLARIS™ TOTAL RADIO™ transceivers and power amplifiers at the world’s top handset manufacturers, (b) develop the next revolutionary power amplifier platform, (c) grow Bluetooth® revenue within the handset market and beyond and (d) further reduce production cycle time and product development cycle time.

•	The compensation packages for executives who have similar positions and levels of responsibility at other publicly held U.S. manufacturers of radio frequency components and system level solutions and other relevant products in related appropriate markets.

The Compensation Committee believes that competition for qualified executives in the radio frequency components and system level solutions and wireless products industries is extremely strong and that to attract and retain such persons, the Company must maintain an overall compensation package that is competitive with those offered by its peer companies.

Compensation arrangements under the Company’s current compensation program may include up to four components: (a) a base salary, (b) a discretionary cash bonus program, (c) the grant of equity incentives in the form of stock options and/or restricted stock awards and (d) other compensation and employee benefits generally available to all employees of the Company, such as health insurance and participation in the Company’s 401(k) plan. The Company also has entered into change in control agreements with certain executive and other officers of the Company, including each of the Named Executives. See “Key Employee Retention Arrangements,” below. The Chief Executive Officer’s salary, bonus and equity incentive awards are established by the Compensation Committee. Recommendations regarding the base salary, bonuses and stock option or other equity awards of the Company’s executive officers, other than Mr. Bruggeworth, are made to the Compensation Committee by Mr. Bruggeworth but are subject to Compensation Committee review, modification and approval.

To assist it in overseeing compensation practices, the Compensation Committee periodically requests Company Human Resource Department personnel to gather compensation data for Compensation Committee review. The Company also is a member of certain human resources - focused industry groups that accumulate detailed data regarding position descriptions, responsibilities and compensation for all levels of employees within the technology industries. The Company also purchases databases containing information on public companies. The Compensation Committee, working with Company management, selects a subset of this data that the Compensation Committee believes is most applicable to the Company, given its size and certain other industry reporting characteristics, as a peer group for comparative purposes. The members of the peer group may include some of the same companies included in the peer groups referenced in the “Performance Graph,” below. This information is one of the factors applied in setting the overall base salary, bonus and other performance-based compensation levels for all Company executive officers. The Compensation Committee retained the services of an independent compensation consulting firm during fiscal year 2005 and met with representatives of that firm to ensure that Compensation Committee members are informed of current trends and practices in executive compensation.

BASE SALARIES

Individual salaries for executive officers are annually reviewed and established by the Compensation Committee. In determining individual salaries, the Compensation Committee considers the scope of job responsibilities, individual contributions, labor market conditions, peer data and the Company’s overall annual budget guidelines for merit and performance increases. The Company’s objective is to deliver base compensation levels for each executive officer at the mean for the comparable position of the Company’s peer group. For fiscal year 2005, the Compensation Committee believes that base salaries for the Company’s Named Executives were, as an average for the group, below the mean base salaries of the peer group comparable positions. For fiscal year 2006, adjustments to the base salaries of the Named Executives have been made so that they are at or near the mean of the peer group comparable positions.

ANNUAL CASH INCENTIVE OPPORTUNITIES

A large part of each executive officer’s potential total cash compensation is intended to be variable and dependent upon Company performance. For fiscal year 2005, annual cash bonus award opportunities were determined directly from two objective performance-based measures: (a) growth of revenues over that of the previous year and (b) the level of operating profit. During fiscal year 2005, each executive officer was eligible for a cash bonus computed using a formula based on these two objective performance-based measures and the individual’s pay tier. Adjustments may be made to operating profit to eliminate the effects of generally non-recurring, one-time events that may include but are not limited to the sale of investments in securities of other companies, acquisition-related expenses and sale or disposal of assets no longer in service. The same criteria are used for executive officers as for all other employees. For fiscal year 2005, the Company’s Named Executives did not earn cash bonus awards due to a decrease in annual revenues from those of fiscal year 2004.

For fiscal year 2005, the Company’s compensation program was structured to provide each executive officer with the opportunity to earn, through base salary and bonus awards combined, total cash compensation at the 75th percentile level of the peer group comparable position. The Compensation Committee believes that the total cash compensation for the Company’s Named Executives as a group was significantly below the peer group 75th percentile target for comparable positions due to the fact that the Named Executives did not earn bonuses for fiscal year 2005, and their base salaries on average for the group for fiscal year 2005 were below the mean base salaries of the peer group comparable positions. See “Base Salaries”, above.

EQUITY INCENTIVE AWARDS

The Compensation Committee believes that substantial equity ownership encourages management to take actions favorable to the long-term interests of the Company and its shareholders. Accordingly, equity-based compensation makes up a significant portion of the overall compensation of executive officers. The Company grants unvested equity-based awards to most of its newly hired, full-time employees, and many employees are periodically eligible thereafter for additional equity awards based on management’s evaluation of their performance.

The 2003 Stock Incentive Plan, which the Company’s shareholders approved at the 2003 annual meeting of shareholders, provides for the issuance of the sum of (i) 9,250,000 shares of common stock, (ii) any shares of common stock remaining available as of the 2003 Stock Incentive Plan effective date for issuance under the Company’s prior stock incentive plans and (iii) any shares of common stock subject to an award granted under a prior plan if the award is forfeited, cancelled, terminated or otherwise lapses or expires. Such shares may be granted through various types of equity awards, including incentive stock options, non-qualified stock options and restricted stock awards. The Company has historically made annual equity awards to a broad base of Company employees. In its fiscal year 2005 annual awards program, the Company granted equity-based performance incentive awards in the form of stock options and restricted stock awards for approximately 3,397,400 shares to approximately 450 Company employees, including the Named Executives.

Stock options and restricted stock awards granted to the Named Executives in fiscal 2005 are included under the headings “Summary Compensation Table” and “Option Grants in Last Fiscal Year,” below. Stock option awards generally vest over four years and restricted stock awards generally vest over five years, subject to continued employment, with the objective of encouraging employees to remain employed at the Company and to work diligently to maximize future shareholder value. However, in the event of termination of employment other than for cause (and unless the administrator of the 2003 Stock Incentive Plan determines otherwise), options and restricted stock awards granted in fiscal 2005 to certain executive and other officers of the Company, including the Named Executives, generally will continue to vest pursuant to the same vesting schedule as if such individual had remained an employee of the Company, and with respect to such options, the vested portions of such options will be exercisable for the full option term. The Compensation Committee determined that such awards were appropriate in recognition of the past performance of certain executive and other officers and to encourage current decision-making that will continue to benefit the Company after such individual has retired. The Company also provides its employees with the opportunity to purchase common stock through the Company’s Employee Stock Purchase Plan. See “Employee Benefit Plans,” below. The Compensation Committee believes that equity awards provide important medium-term and long-term incentives for directors, executive officers and all employees to align their interests with the interests of the Company’s shareholders.

On March 24, 2005, the Board of Directors, upon recommendation of the Compensation Committee, approved the accelerated vesting of all unvested and “out-of-the-money” stock options. As a result of this action, options to purchase approximately 10,200,00 shares of the Company’s common stock that would otherwise have vested at various times within the next four years became fully vested. The decision to accelerate the vesting, which the Compensation Committee believes to be in the best interest of the Company and its shareholders, was made primarily to reduce compensation expense that might be recorded in future periods following the Company’s adoption of SFAS 123(R).

ADDITIONAL AWARDS

The Compensation Committee may grant, and has done so in the past, additional short-term or long-term cash or equity awards to recognize increased responsibilities or special contributions to the Company, attract new employees to the Company or retain key employees.

CHIEF EXECUTIVE OFFICER COMPENSATION

For fiscal year 2005, the Compensation Committee established the compensation of Robert A. Bruggeworth, the Chief Executive Officer of the Company, using the same criteria applicable to other executive officers of the Company. In addition, in setting Mr. Bruggeworth’s compensation for fiscal year 2005, the Compensation Committee focused on Mr. Bruggeworth’s ability to communicate effectively with the Board and the Company’s key customers and suppliers, as well as his leadership effectiveness with the other members of the executive management team. During fiscal year 2005, Mr. Bruggeworth earned a base salary of $460,385 and, like the other Named Executives, did not receive a cash bonus because applicable performance goals were not met. See “Annual Cash Incentive Opportunities,” above. Mr. Bruggeworth was awarded stock options and restricted stock awards as detailed under the headings “Summary Compensation Table” and “Option Grants in Last Fiscal Year,” below. The increase in Mr. Bruggeworth’s base salary for fiscal year 2005 reflects that this was the second full fiscal year in which Mr. Bruggeworth held the positions of both President and Chief Executive Officer of the Company. It also reflects the Compensation Committee’s recognition of his success in leading the management team through a very difficult year, and was designed to align his base salary closer to the mean salaries of chief executive officers in the peer group comparables. See “Base Salaries,” above. The Compensation Committee believes, based on its review of publicly available information concerning the Company’s public competitors, as well as the use of the other data available from the compensation surveys described above, that Mr. Bruggeworth’s compensation is well within the range of compensation provided to executives of similar rank and responsibility in the Company’s industry.

CODE SECTION 162(M)

In general, compensation in excess of $1,000,000 paid to any of the Named Executives may be subject to limitations on deductibility by the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended. The limits on deduction do not apply to performance-based compensation that satisfies certain requirements. The Compensation Committee has not adopted any specific policies with respect to Section 162(m), although both the 2003 Stock Incentive Plan and the 1999 Stock Incentive Plan are structured to comply with Section 162(m) to the extent practicable.

This report has been prepared by members of the Compensation Committee. Current members of this committee are:

Walter H. Wilkinson, Jr. (Chairman)
Dr. Frederick J. Leonberger
Dr. Albert E. Paladino

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the current members of the Compensation Committee has ever served as an officer or employee of the Company. No interlocking relationships exist between the Company’s current Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

SUMMARY COMPENSATION TABLE

The summary compensation table presents information relating to the total compensation during fiscal years 2005, 2004 and 2003, of the current Chief Executive Officer and the four next most highly compensated executive officers (the “Named Executives”).

		Annual Compensation		Long-Term Compensation
				Restricted	Securities	All Other
Name and	Year			Stock	Underlying	Compensation
Principal Positions	(1)	Salary ($)	Bonus($)(2)	Awards ($)(3)	Options (#)(4)	($)(5)

Robert A. Bruggeworth	2005	460,385	0	232,000	150,000	7,933
President and Chief	2004	404,231	174,628	339,200	150,000	6,240
Executive Officer	2003	297,692	137,237	287,100	372,000	6,058

William J. Pratt	2005	286,846	0	156,600	95,000	0
Chief Technical Officer and	2004	277,030	193,697	220,480	95,000	0
Corporate Vice President	2003	264,292	121,839	100,800	127,000	0

Jerry D. Neal	2005	281,846	0	156,600	105,000	5,843
Executive Vice President of	2004	272,031	117,517	220,480	95,000	4,958
Marketing and Strategic	2003	259,292	119,534	100,800	127,000	4,787
Development

William A. Priddy, Jr.	2005	267,692	0	156,600	100,000	8,031
Chief Financial Officer,	2004	247,846	107,070	228,960	100,000	4,983
Corporate Vice President of	2003	219,538	101,207	134,400	135,000	4,806
Administration and Secretary

Steven E. Creviston	2005	247,115	0	156,600	95,000	5,106
Corporate Vice President of	2004	206,923	89,391	220,480	95,000	4,708
Cellular Products Group	2003	169,617	78,193	106,400	76,000	4,012

(1)	The Company uses a 52-week or 53-week fiscal year ending on the Saturday closest to March 31 in each year. Fiscal years 2005 and 2003 were 52-week years and fiscal year 2004 was a 53-week year. For purposes of this proxy statement, each fiscal year is described as ending on March 31.

(2)	The Compensation Committee has implemented a discretionary bonus program pursuant to which bonuses may be awarded to executive officers from time to time in amounts based on the attainment of specified performance goals and the Compensation Committee’s evaluation of each executive officer’s contributions. See “Report of the Compensation Committee,” above.

(3)	The value shown is the number of shares subject to each Named Executive’s restricted stock awards multiplied by the closing market price of the common stock on the day of grant. Restricted stock awards generally vest over a period of five years and any unvested portion of such awards is generally forfeited upon termination of employment. However, in the event of termination of employment other than for cause, the fiscal year 2005 and 2004 restricted stock awards granted to each Named Executive generally will continue to vest over a period of five years as if the Named Executive had remained an employee of the Company (unless the administrator of the 2003 Stock Incentive Plan determines otherwise). At fiscal 2005 year end, the total number and value (based on the closing market price of the common stock on the last trading day of the fiscal year) of shares subject to restricted stock awards which were held by the Named Executives were as follows: Mr. Bruggeworth, 136,000 shares valued at $697,680; Mr. Pratt, 73,250 shares valued at $375,773; Mr. Neal, 76,375 shares valued at $391,804; Mr. Priddy, 84,250 shares valued at $432,203; and Mr. Creviston, 77,000 shares valued at $395,010. The values given do not reflect the fact that the shares subject to such awards are restricted. Any dividends paid on the common stock would not be paid on the restricted shares prior to vesting, and the shares may not be voted prior to vesting.

(4)	These options have an exercise price equal to the fair market value of the common stock at the time of grant and generally vest and become exercisable in four equal installments on the first four anniversaries of the date of grant. However, in the event of termination of employment other than for cause (and unless the administrator of the 2003 Stock Incentive Plan determines otherwise), options and restricted stock awards granted in fiscal 2004 and fiscal 2005 to certain executive and other officers of the Company, including the Named Executives, generally will continue to vest pursuant to the same vesting schedule as if such individual had remained an employee of the Company, and, with respect to such options, the vested portions will be exercisable for the full option term.

(5)	Reflects amounts contributed by the Company during the applicable fiscal year to the accounts of the Named Executives under the Company’s 401(k) plan.

STOCK OPTIONS

The following table provides information concerning options for the Company’s common stock exercised by each of the Named Executives during fiscal year 2005 and the value of the options held by each Named Executive at the end of the fiscal year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

			Number of Shares Underlying		Value of Unexercised
			Unexercised Options		In-the-Money Options
			at Fiscal Year-End (#)(2)		at Fiscal Year-End ($)(3)
	Shares	Valued
	Acquired on	Realized
Name	Exercise (#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert A. Bruggeworth	0	0	1,050,260	0	0	0
William J. Pratt	0	0	624,736	0	228,639	0
Jerry D. Neal	0	0	1,117,232	0	1,803,360	0
William A. Priddy, Jr.	81,200	427,159	590,045	0	121,547	0
Steven E. Creviston	0	0	399,680	0	39,523	0

(1)	Value represents the difference between the option price and the market value of the common stock on the date of exercise.

(2)	These options have an exercise price equal to the fair market value of the common stock at the time of grant and generally vest and become exercisable in four equal installments on the first four anniversaries of the date of grant. However, on March 24, 2005, the Board of Directors approved the accelerated vesting of certain unvested and “out-of-the-money” stock options held by current employees, executive officers and non-employee directors with exercise prices greater than $5.31 per share, which was the closing sales price of the Company’s common stock on the Nasdaq National Market on March 24, 2005. In the event of termination of employment other than for cause (and unless the administrator of the 2003 Stock Incentive Plan determines otherwise), options and restricted stock awards granted in fiscal 2005 to certain executive and other officers of the Company, including the Named Executives, generally will continue to vest pursuant to the same vesting schedule as if such individual had remained an employee of the Company, and, with respect to such options, the vested portions will be exercisable for the full option term.

(3)	Value represents the difference between the option price and the market value of the common stock at fiscal year-end.

The following table sets forth certain information concerning stock options granted to each of the Named Executives during fiscal year 2005.

OPTION GRANTS IN LAST FISCAL YEAR
					Potential Realizable
					Value at Assumed
					Annual Rates of Stock
					Price Appreciation for
		Individual Grants			Option Term (2)
	Number of	% of Total
	Securities	Options
	Underlying	Granted to
	Options	Employees	Exercise or
	Granted	in Fiscal	Base Price	Expiration
Name	(#)(1)	Year	($/Sh)	Date	5% ($)	10% ($)

Robert A. Bruggeworth	150,000	3.53	5.80	7/27/2014	576,458	1,433,243
William J. Pratt	95,000	2.23	5.80	7/27/2014	365,090	907,721
Jerry D. Neal	105,000	2.47	5.80	7/27/2014	403,521	1,003,270
William A. Priddy, Jr.	100,000	2.35	5.80	7/27/2014	384,306	955,496
Steven E. Creviston	95,000	2.23	5.80	7/27/2014	365,090	907,721

(1)	These options have an exercise price equal to the fair market value of the common stock at the time of grant and generally vest and become exercisable in four equal installments on the first four anniversaries of the date of grant, subject to continued employment. However, in the event of termination of employment other than for cause (and unless the administrator of the 2003 Stock Incentive Plan determines otherwise), options and restricted stock awards granted in fiscal 2005 to certain executive and other officers of the Company, including the Named Executives, generally will continue to vest pursuant to the same vesting schedule as if such individual had remained an employee of the Company, and, with respect to such options, the vested portions will be exercisable for the full option term. On March 24, 2005, the Board of Directors approved the accelerated vesting of certain unvested and “out-of-the-money” stock options held by current employees, executive officers and non-employee directors with exercise prices greater than $5.31 per share, which was the closing sales price of the Company’s common stock on the Nasdaq National Market on March 24, 2005.

(2)	The potential realizable value is calculated based on the term of the option at its time of grant (generally ten years) and is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated price. The five percent and ten percent assumed rates of appreciation are derived from the rules of the SEC and do not represent the Company’s estimate or projection of the future common stock price.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of March 31, 2005 relating to the Company’s equity compensation plans, under which grants of stock options, restricted stock and other rights to acquire shares of the Company’s common stock may be granted from time to time.

	(a)	(b)	(c)
			Number of securities available
	Number of securities to be	Weighted-average exercise	for future issuance
	issued upon exercise of	price of outstanding	under equity compensation
	outstanding options,	remaining options,	plans (excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in column(a))

Equity compensation plans approved by security holders	26,701,689	$13.21	3,456,034	(1)

Equity compensation plans not approved by security holders (2)	326,198	$3.14	266,797

Total	27,027,887	$13.08	3,722,831

(1)	The total shares available for future grant may be issued pursuant to restricted stock awards granted under the Company’s 2003 Stock Incentive Plan and the Company’s 1999 Stock Incentive Plan. The shares shown in column (c) may be the subject of awards other than options, warrants or rights granted under the 2003 Stock Incentive Plan and the 1999 Stock Incentive Plan.

(2)	In connection with the Company’s acquisition of RF Nitro Communications, Inc., the Company assumed options to purchase an aggregate of 34,767 shares of common stock and a restricted stock award for 17,356 shares of common stock under the RF Nitro Communications, Inc. 2001 Stock Incentive Plan. These options have a weighted average exercise price of $7.29. In connection with the Company’s acquisition of Resonext Communications, Inc., the Company assumed options to purchase an aggregate of 621,753 shares of common stock under the Resonext Communications, Inc. 1999 Stock Plan. These options have a weighted average exercise price of $2.65.

NON-SHAREHOLDER APPROVED PLANS

INDIVIDUAL OPTION AGREEMENTS WITH CERTAIN NON-EMPLOYEE DIRECTORS

In October 1998, the Company granted options to purchase an aggregate of 120,000 shares (as adjusted for stock splits) to certain directors outside of the Non-Employee Directors’ Stock Option Plan. The weighted average exercise price for the outstanding options is $2.61. These options were granted at an option price equal to the fair market value at the time of grant, have ten-year terms and vested in three annual installments.

RF NITRO COMMUNICATIONS, INC. 2001 STOCK INCENTIVE PLAN

In connection with the Company’s acquisition of RF Nitro in fiscal year 2002, the Company assumed outstanding options and an outstanding restricted stock award issued under the RF Nitro Communications, Inc. 2001 Stock Incentive Plan. The 2001 Stock Incentive Plan provides for the grant of incentive and non-qualified options and restricted stock awards to key employees, non-employee directors and consultants. The weighted average exercise price for the outstanding options is $8.94. The terms may be adjusted upon certain events affecting the Company’s capitalization.

RESONEXT COMMUNICATIONS, INC. 1999 STOCK PLAN

In connection with the Company’s acquisition of Resonext in fiscal year 2003, the Company assumed outstanding options issued under the Resonext Communications, Inc. 1999 Stock Plan. The 1999 Stock Plan provides for the grant of incentive options and non-qualified options to key employees and consultants. The weighted average exercise price for the outstanding options is $2.76. The terms may be adjusted upon certain events affecting the Company’s capitalization.

OTHER EMPLOYEE BENEFIT PLANS

The discussion which follows describes the material terms of the Company’s principal equity plans (in addition to those described above).

2003 STOCK INCENTIVE PLAN

The 2003 Stock Incentive Plan, which the Company’s shareholders approved at the 2003 annual meeting of shareholders, provides for the issuance of the sum of (i) 9,250,000 shares of common stock, (ii) any shares of common stock remaining available as of the 2003 Stock Incentive Plan effective date for issuance under the Company’s prior stock incentive plans and (iii) any shares of common stock subject to an award granted under a prior plan if the award is forfeited, cancelled, terminated or otherwise lapsed or expired. Awards that may be granted under the plan include incentive options and non-qualified options, stock appreciation rights, restricted stock awards and restricted units, and performance awards and performance units. The number of shares reserved for issuance under the plan and the terms of awards may be adjusted upon certain events affecting the Company’s capitalization. No awards may be granted under the plan after July 21, 2013. The plan is administered by the Compensation Committee upon delegation from the Board. Under the terms of the plan, the Compensation Committee has authority to take action with respect to the plan, including selection of individuals to be granted awards, the types of awards and the number of shares of common stock subject to an award, and determination of the terms, conditions, restrictions and limitations of each award.

1999 STOCK INCENTIVE PLAN

The 1999 Stock Incentive Plan provides for the issuance of a maximum of 16,000,000 shares of common stock (as adjusted to reflect stock splits) pursuant to awards granted under the plan. Awards may include incentive options and non-qualified options, stock appreciation rights, and restricted stock awards and restricted units. The number of shares reserved for issuance under the plan and the terms of awards may be adjusted upon certain events affecting the Company’s capitalization. This plan is also administered by the Compensation Committee.

1997 KEY EMPLOYEES’ STOCK OPTION PLAN

The Company’s 1997 Key Employees’ Stock Option Plan provides for the grant of incentive options and non-qualified options to purchase common stock to key employees and independent contractors in the Company’s service. The aggregate number of shares of common stock that may be issued pursuant to options granted under the plan may not exceed 10,400,000 shares (as adjusted to reflect stock splits), subject to adjustment upon certain events affecting the Company’s capitalization. This plan is also administered by the Compensation Committee.

As of March 31, 2005, the Company had granted options to employees, including the Named Executives, and consultants, for 44,568,298 shares of common stock under the Company’s stock incentive plans, of which options for 15,373,071 shares have been exercised and options for 4,574,098 shares have been forfeited. The exercise prices for outstanding options granted to employees under the plans range from $0.03 to $87.50 per share, with a weighted average exercise price of $13.17 per share. The weighted average exercise price of all outstanding options under the Company’s stock option plans (including those that the Company assumed in the RF Nitro and Resonext mergers) is $13.08. The Company also has granted restricted stock awards for a total of 2,962,084 shares of restricted stock under the 2003 Stock Incentive Plan, the 1999 Stock Incentive Plan and the RF Nitro Communications, Inc. 2001 Stock Incentive Plan.

EMPLOYEE STOCK PURCHASE PLAN

The Company’s Employee Stock Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. This plan is intended to encourage stock ownership through means of payroll deductions. All U.S. full-time employees (including officers) and all other employees (except for certain part-time and seasonal employees) are eligible to participate after being employed for three months. Directors who are not employees are not eligible to participate. An aggregate of 4,000,000 shares of common stock (as adjusted to reflect stock splits) has been reserved for offering under the stock purchase plan, subject to anti-dilution adjustments in the event of certain changes in the Company’s capital structure.

The Company makes no cash contributions to the stock purchase plan but bears the expenses of its administration. The plan is administered by the Compensation Committee, which has authority, among other things, to establish the number and duration of the purchase periods during the term of the plan and to interpret the terms of the plan.

RETIREMENT PLAN

All U.S. full-time employees generally are eligible to participate in the Company’s qualified 401(k) plan. Each employee is eligible to participate immediately upon hire up to certain maximum limitations imposed by the Code. An employee is fully vested in the employer contribution portion of the plan after completion of five continuous years of service. Employer contributions to the plan are made at the discretion of management and the Board.

KEY EMPLOYEE RETENTION ARRANGEMENTS

The Company has entered into change in control agreements with certain executive and other officers of the Company, including the Named Executives. Effective January 2003, Mr. Bruggeworth’s change in control agreement was amended and restated to provide for benefits commensurate with those benefits provided pursuant to the terms of the existing change in control agreements entered into with the retiring Chief Executive Officer and the other executive officers. The terms and conditions of the change in control agreements are substantially the same, except for certain differences in Mr. Bruggeworth’s and Mr. Priddy’s agreements that are described below. Each change in control agreement will continue in effect until the earliest of (a) the end of three years after the effective date of the agreement if no change in control has occurred, subject to automatic renewal for additional one-year periods unless the Company gives notice to the individual that it does not wish to extend the agreement; (b) the termination of the individual’s employment with the Company for any reason prior to the change in control; or (c) the end of a two-year period following a change in control and the fulfillment by the Company and the individual of all obligations under the change in control agreement.

Under the terms of each change in control agreement, if a change in control of the Company occurs while the executive or other officer is an employee of the Company, and a qualifying termination of his or her employment with the Company occurs within the two-year period following the change in control, then the individual is entitled to certain compensation payments and benefits. A “qualifying termination” means the Company’s termination of the individual’s employment for a reason other than death, disability, retirement or cause, or the individual’s termination of his or her employment for “good reason” (which includes a material reduction in duties and responsibilities or salary, the failure of the Company to continue certain benefits and certain relocations).

Effective June 9, 2005, each change in control agreement was amended to make certain technical changes to the definition of “change in control.” A “change in control” is deemed to have taken place upon the occurrence of certain events, including the acquisition by a person or entity of 40% or more of the outstanding common stock of the Company, the merger or consolidation of the Company with or into another corporation in which the holders of common stock immediately prior to the merger or consolidation have voting control of less than 60% of the surviving corporation outstanding immediately after such merger or consolidation, the sale of all or substantially all of the assets of the Company or a change in the composition of a majority of the Board of the Company within a 12-month period unless the nomination for election by the Company’s shareholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the 12-month period.

The change in control agreements for Mr. Bruggeworth and Mr. Priddy provide that, upon a qualifying termination after a change in control, the Company will pay a severance benefit in periodic installments over the two years following the termination equal to the sum of (a) two times the highest annual rate of base salary during the 12-month period before termination plus (b) two times the average annual incentive bonus earned under any incentive bonus plan of the Company during the last three fiscal years before termination. The change in control agreements for the remaining executive and other officers provide that, upon a qualifying termination after a change in control, the Company will pay a severance benefit in periodic installments over the one-year period following the termination equal to the sum of (a) one times the highest annual rate of base salary during the 12-month period before termination plus (b) one times the average annual incentive bonus earned under any incentive bonus plan of the Company during the last three fiscal years before termination. All of the change in control agreements also provide that, in the event of a qualifying termination after a change in control, the individual will receive a lump-sum cash amount equal to accrued salary and bonus payments, a pro rata portion of the annual bonus for the year of termination and any accrued vacation pay.

In addition, the agreements provide that upon a qualifying termination after a change in control, all Company stock options, stock appreciation rights or similar stock-based awards held by the executive or other officer will be accelerated and exercisable in full, and all restrictions on any restricted stock, performance stock or similar stock-based awards granted by the Company will be removed and such awards will be fully vested. These individuals also would be entitled to “gross-up payments” equal to the amount of excise taxes, income taxes, interest and penalties if payments owed under a change in control agreement are deemed excess parachute payments for federal income tax purposes. The change in control agreements also provide that the Company will continue to provide for one year (or two years for Mr. Bruggeworth and Mr. Priddy) the same level of medical, dental, vision, accident, disability and life insurance benefits upon substantially the same terms and conditions as existed prior to termination and will provide such individual with one additional year (or two additional years for Mr. Bruggeworth and Mr. Priddy) of service credit under all non-qualified retirement plans and excess benefits plans in which the individual participated at termination.

The change in control agreements also provide that the executive and other officers are subject to certain confidentiality, non-solicitation and non-competition provisions. In the event the individual fails to comply with any of these provisions, he or she will not be entitled to receive any payment or benefits under the agreement.

PERFORMANCE GRAPH

The graph below compares, for the five-year period beginning March 31, 2000, the “cumulative total return” to the Company’s shareholders as compared with the return of the Nasdaq Stock Market Index (U.S. Companies) (the “Nasdaq Market Index”) and the Nasdaq Electronic Components Index (the “Electronic Components Index”), the Company’s industry index. The graph was prepared using information provided by Research Data Group Inc. in San Francisco, California. “Cumulative total return” has been computed assuming an investment of $100 at the beginning of the period indicated in the Company’s common stock and the stock of the companies included in the Nasdaq Market Index and the Electronic Components Index, and assuming the reinvestment of dividends.

The stock price performance graph depicted below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended. The stock price performance depicted in the graph is not necessarily an indicator of future price performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURNS
AMONG RF MICRO DEVICES, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ ELECTRONIC COMPONENTS INDEX

	3/31/00	3/31/01	3/31/02	3/31/03	3/31/04	3/31/05
Total Return Index for:
RF Micro Devices, Inc.	100.00	17.40	26.64	8.94	12.59	7.77
Nasdaq Stock Market (U.S. Companies)	100.00	47.07	41.31	21.97	38.41	37.26
Nasdaq Electronic Components Stocks	100.00	38.25	43.67	22.40	38.13	31.88

Notes:

A.	The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B.	The indexes are reweighted daily, using the market capitalization on the previous trading day.

C.	If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

D.	The index level for all series was set to $100.00 on 3/31/2000.

PROPOSAL 2 – APPROVAL OF OPTION EXCHANGE PROGRAM

The Board of Directors has determined that it would be in the best interests of the Company and its shareholders to implement a stock option exchange program (the “Option Exchange Program”). The Board believes that the Option Exchange Program will enhance long-term shareholder value by improving the Company’s ability to incentivize and retain its employees and by reducing the total number of shares subject to outstanding stock options. Under the Option Exchange Program, certain of the Company’s employees will be given a one-time opportunity to exchange some or all of their outstanding stock options with exercise prices equal to or greater than $5.38 per share (the “Eligible Options”) for options for a lesser number of shares (the “New Options”) to be granted following the expiration of a tender offer to be made to such employees. The current Chief Executive Officer and the other four Named Executives, members of the Board of Directors, consultants, and former and retired employees will not be eligible to participate in the Option Exchange Program. All other employees with Eligible Options will be eligible to participate and are collectively referred to as the “Eligible Employees.”

BACKGROUND

The Board believes that, in order to enhance long-term shareholder value, the Company needs to implement and maintain competitive employee incentive compensation and retention programs. Stock options have been, and continue to be, a key part of the Company’s employee incentive compensation and retention programs. Stock options are designed to motivate and reward employees’ efforts toward the Company’s growth and success. By granting stock options to talented employees, the Company intends to align their interests with its shareholders, provide incentives for them to grow long-term shareholder value and encourage their long-term employment.

As a result of the economic slowdown of the past several years and the resulting deterioration in the stock price of technology companies in general and the Company in particular, a significant number of the Company’s employees hold stock options with exercise prices that greatly exceed the current market price of the Company’s common stock. Consequently, the Board believes that these options no longer provide the long-term incentive and retention objectives that they were intended to provide. The Option Exchange Program is intended to address this situation by providing employees with an opportunity to exchange Eligible Options for the New Options. To meet the Company’s need to provide incentive and retention objectives for the Company’s employees, while simultaneously protecting the interests of shareholders by reducing the number of outstanding stock options immediately following the grant of New Options, the Option Exchange Program has been structured so that Eligible Employees will receive options for fewer shares than they surrender in the Option Exchange Program.

Under Nasdaq rules and/or the terms of the 1997 Key Employees’ Stock Option Plan, the 1999 Stock Incentive Plan, the 2003 Stock Incentive Plan (the “2003 Plan”), the RF Nitro Communications, Inc. 2001 Stock Incentive Plan and the Resonext Communications, Inc. 1999 Stock Plan (collectively, the “Option Plans”), shareholder approval is required to implement the Option Exchange Program. If approved by the shareholders, the Option Exchange Program would provide the Company with an opportunity to motivate its workforce to achieve future growth. By realigning the exercise prices of previously-granted stock options with the current value of the Company’s common stock, the Board believes that the options outstanding under the Option Plans will again become important tools to help motivate and retain the Company’s existing employees and continue to align their interests with those of the Company’s shareholders. In addition, the Option Exchange Program is designed to reduce the number of shares subject to outstanding stock options and the value of the Eligible Options surrendered, on an aggregate basis, is expected to be greater than or equal to the value of the New Options granted.

OVERVIEW OF THE OPTION EXCHANGE PROGRAM

In order to implement the Option Exchange Program, the Company proposes to commence an offer to Eligible Employees whereby, upon the terms and subject to the conditions set forth in “tender offer” documents and related materials that are currently expected to be filed with the SEC and distributed to all Eligible Employees in July 2005 (the “Offer to Exchange”), Eligible Employees will be offered a one-time opportunity to exchange their Eligible Options granted under the Option Plans for New Options for a lesser number of shares. All New Options will be granted under the 2003 Plan and shares subject to Eligible Options that become available under the Option Plans due to cancellations or forfeitures will be issuable under the 2003 Plan in accordance with its terms. Each New Option will have an exercise price equal to the closing price of the Company’s common stock as reported by the Nasdaq National Market (the “Option Price”) on the trading date immediately preceding the date that New Options are granted (the “Grant Date”). The ratio of exchanged Eligible Options to New Options will be two-to-one, meaning that Eligible Employees will receive New Options for fewer shares than they elect to surrender in the Option Exchange Program. The Company currently expects that if this Proposal for the Option Exchange Program is approved by the shareholders, the Grant Date and the closing of the Option Exchange Program (the “Closing Date”) will occur as soon as practicable after the annual meeting.

The Named Executives, members of the Board of Directors, consultants, and former and retired employees will not be eligible to participate in the Option Exchange Program. For most Eligible Employees, the New Options will vest and become exercisable over a two-year period, with 25% of each New Option generally becoming exercisable after each six-month period of continued service following the Grant Date. Vesting will cease upon termination of service for any reason and each New Option will have a term equal to the remaining term of the surrendered Eligible Option it replaces. However, the New Options granted to certain officers of the Company (other than the Named Executives, who are not eligible to participate in the Option Exchange Program) generally will, in the event of the officer’s termination other than for cause, continue to vest pursuant to the same vesting schedule and remain outstanding as if the officer had remained an employee and will be exercisable for the remaining option term (unless the administrator of the 2003 Plan determines otherwise).

The Option Exchange Program is expected to reduce the number of shares subject to outstanding options. For example, if all Eligible Options were surrendered in the Option Exchange Program, the Company would have approximately 9,300,000 fewer shares of common stock subject to options outstanding immediately after the grant of New Options, and outstanding options would equal approximately 8% of the Company’s common stock outstanding, in comparison to approximately 13% as of May 28, 2005, the Company’s most recent month-end. The actual net reduction in options outstanding and options outstanding as a percentage of total shares outstanding will depend on a variety of factors, including the level of participation in the Option Exchange Program and any forfeitures or new grants under the Company’s Option Plans.

DETAILS OF THE OPTION EXCHANGE PROGRAM

IMPLEMENTING THE OPTION EXCHANGE PROGRAM

The Board of Directors authorized the Option Exchange Program in April 2005, upon the recommendation of the Compensation Committee and subject to shareholder approval. The opportunity to participate in the Option Exchange Program will be made available to Eligible Employees through the “Offer to Exchange.” Eligible Employees will be given at least 20 business days to decide whether to cancel all or a portion of their Eligible Options in exchange for New Options that will be granted under the 2003 Plan. The Eligible Options tendered for cancellation under the Option Exchange Program will be cancelled on the Closing Date unless the Company elects, in its sole discretion, not to accept any or all of such tendered options. The New Options will be granted on the Grant Date if the Option Exchange Program is approved by the shareholders and if the Company accepts the tendered options for cancellation. The Offer to Exchange will not be consummated, and accordingly there will be no exchange of options under the Option Exchange Program and the Option Exchange Program will automatically terminate, if this Proposal to approve the Option Exchange Program does not receive the requisite affirmative vote of shareholders at the annual meeting or any adjournment or postponement thereof. Even if approved by the shareholders, the Board will retain the authority, in its sole discretion, to terminate, modify or postpone the Option Exchange Program at any time prior to the Closing Date.

OUTSTANDING OPTIONS ELIGIBLE FOR THE OPTION EXCHANGE PROGRAM

As of May 28, 2005, options to purchase approximately 25,200,000 shares of common stock were outstanding under the Option Plans. Approximately 18,600,000 of these options, with exercise prices ranging from $5.38 to $87.50, would be eligible for exchange under the Option Exchange Program. If all of the Eligible Options outstanding as of May 28, 2005 were exchanged for New Options, the number of shares underlying the Company’s outstanding options would decrease from approximately 25,200,000 shares of common stock to approximately 15,900,000 shares of common stock.

ELIGIBILITY

The Option Exchange Program generally will be made available to all current employees who hold Eligible Options. Members of the Board and the Named Executives, consultants, and former and retired employees will not be eligible to participate. Employees in certain non-U.S. jurisdictions may be excluded from the Option Exchange Program if local law would make their participation infeasible or impractical. An Eligible Employee must be employed and may not have received nor have given a notice of termination at the time the Offer to Exchange commences. Additionally, an Eligible Employee who surrenders his or her Eligible Options for exchange must also be an employee on the date that the New Options are granted in order to receive the New Options. Approximately 2,000 employees hold Eligible Options.

THE EXCHANGE RATIO

Employees must surrender an Eligible Option for two shares of common stock in order to receive a New Option for one share of common stock. If any outstanding options are surrendered from a particular grant, all outstanding options under that grant must be surrendered (partial surrenders of an Eligible Option will not be permitted). The following table shows the number of Eligible Options outstanding by price range as of May 28, 2005, the Company’s most recent month-end:

				Exchange Ratio	Maximum Number
Exercise Price	Maximum Number	Weighted Average	Weighted Average	(Eligible Options	of New Options that
Range	of Eligible Options	Exercise Price	Remaining Life (Years)	to New Options)	May be Granted

$5.38-$9.99	8,525,588	$6.38	8.02	2 to 1	4,262,794
$10-$19.99	6,569,074	$14.62	5.56	2 to 1	3,284,537
$20-$29.99	1,902,712	$22.58	4.74	2 to 1	951,356
$30 and above	1,628,294	$48.04	4.78	2 to 1	814,147

Total	18,625,668	$14.58	6.54	2 to 1	9,312,834

The Option Exchange Program is structured to ensure that the value of Eligible Options surrendered will, in the aggregate, be equal to or greater than the value of New Options replacing them. The values of Eligible Options and New Options were determined based on the use of a binomial valuation model that takes into account a number of variables, including current stock price, stock volatility, risk-free rate of return, historical dividend yield and the expected terms of the options being valued.

ELECTION TO PARTICIPATE

Under the Option Exchange Program, Eligible Employees will be given a one-time opportunity to exchange some or all of their Eligible Options for a lesser number of New Options at a new exercise price equal to the Option Price on the day immediately preceding the Grant Date.

Participation in the Option Exchange Program will be voluntary. Eligible Employees will be permitted to exchange all or any portion of their Eligible Options for New Options on a whole-grant-by-whole-grant basis.

Voting in favor of this Proposal at the annual meeting does not constitute an election to participate in the Option Exchange Program.

EXERCISE PRICE OF NEW OPTIONS

All New Options will be granted on or as soon as practicable after the first business day after the Closing Date. The exercise price, or the Option Price, of the New Options will be equal to the closing price of the Company’s common stock as reported on the Nasdaq National Market on the day immediately preceding the Grant Date, as determined in accordance with the 2003 Plan.

VESTING OF NEW OPTIONS

The New Options will be completely unvested at the time of grant, regardless of the vesting schedule of the Eligible Options, and will vest and become exercisable over a two year period, with 25% of each New Option generally becoming exercisable after each six-month period of continued service following the Grant Date. Eligible Employees may exercise their New Options at any time after the New Options have vested, as long as the term of the New Options has not expired. If an Eligible Employee terminates his or her employment, the New Options will not continue to vest. However, the New Options granted to certain officers of the Company (other than the Named Executives, who are not eligible to participate in the Option Exchange Program) generally will, in the event of the officer’s termination other than for cause, continue to vest pursuant to the same vesting schedule as if the officer had remained an employee of the Company (unless the administrator of the 2003 Plan determines otherwise).

Other restrictions regarding vesting and the exercise of New Options will be set forth in an option agreement to be entered into as of the Grant Date and will be governed by the 2003 Plan.

TERM OF THE NEW OPTIONS

Each New Option will have a term equal to that of the corresponding surrendered Eligible Option and will expire on the expiration date of the corresponding surrendered Eligible Option (subject to earlier expiration of the New Option upon termination of employment). However, for certain officers of the Company who are Eligible Employees, each New Option will, in the event of the officer’s termination other than for cause, remain outstanding as if the officer had remained an employee and will be exercisable for the remaining option term (unless the administrator of the 2003 Plan determines otherwise).

FORM OF THE NEW OPTIONS

All New Options will be non-qualified options under U.S. tax laws, regardless of whether the Eligible Options tendered in the Offer to Exchange are incentive stock options or non-qualified options.

OTHER TERMS AND CONDITIONS OF THE NEW OPTIONS

The other terms and conditions of the New Options will be set forth in an option agreement to be entered into effective as of the Grant Date. The New Options will be granted under the 2003 Plan and will be subject to the terms and conditions of such plan, which generally are expected to be comparable to the other terms and conditions of the Eligible Options. The shares of common stock for which the New Options may be exercised are expected to be registered with the SEC.

CANCELLATION OF ELIGIBLE OPTIONS SURRENDERED

The Eligible Options surrendered will be cancelled on the Closing Date, unless the Company elects, in its sole discretion, not to accept for surrender any or all of the Eligible Options.

ACCOUNTING TREATMENT

In accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance, the granting of New Options will be subject to variable accounting and may result in stock-based compensation charges to the Company. Because the New Options will vest over a period of two years, this charge will be recognized quarterly by the Company over the two-year vesting schedule of the New Options. The amount of the charge to be recognized each quarter will be such quarter’s portion of the change in the intrinsic value of the New Options, which is the aggregate difference between the excess of the closing price of the Company’s common stock as reported by the Nasdaq National Market at the end of each quarter over the Option Price of the New Options, adjusted for any expense recognized to date for the New Options. The amount of these charges will depend on the Company’s common stock price as reported by the Nasdaq National Market and the number of New Options outstanding during each quarter, neither of which can be predicted.

Upon the Company’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123(R)), stock compensation will be calculated based upon the fair value of the awards in accordance with the new standard and the variable accounting treatment will cease. Based on current implementation guidance, the Company is required to adopt SFAS 123(R) in the first quarter of fiscal year 2007.

U.S. FEDERAL INCOME TAX CONSEQUENCES

New Options will be issued as non-qualified options under U.S. tax laws. The exchange of Eligible Options should be treated as a non-taxable exchange and no income should be recognized for U.S. federal income tax purposes by the Company or its Eligible Employees upon the grant of the New Options. The Company will not be entitled to any deduction upon the grant of the New Options. At the time that a New Option is exercised, the Eligible Employees will have ordinary income equal to the difference between the fair market value of the underlying common stock on the date of exercise and the Option Price. The Company generally will be entitled to a deduction in the same year in an amount equal to the income taxable to the Eligible Employee. The tax consequences for participating non-U.S. Eligible Employees may differ from the U.S. federal income tax consequences.

TAX CONSEQUENCES FOR NON-U.S. EMPLOYEES

The Option Exchange Program will be offered to certain Eligible Employees who reside outside of the U.S. (except where infeasible or impractical under local law). Eligible Employees residing outside of the U.S. may be subject to laws other than those of this country. The international tax implications of the Option Exchange Program are not discussed in this proxy statement and will vary depending upon the tax laws of foreign jurisdictions; however, the documents that the Company delivers to Eligible Employees in connection with the Option Exchange Program will contain a summary of the applicable international tax laws.

POTENTIAL MODIFICATIONS OF TERMS TO COMPLY WITH GOVERNMENTAL OR OTHER REQUIREMENTS

The terms of the Option Exchange Program will be described in an Offer to Exchange that will be filed with the SEC. It is possible that the SEC will require material modification of the terms of the Option Exchange Program. Consequently, the Company may be required to alter the terms of the Option Exchange Program to comply with SEC comments. In addition, the Company intends to make the Option Exchange Program available to Eligible Employees who are located outside of the U.S., where permitted by local law and where it is feasible and practicable to do so. It is possible that modifications may be made to the terms offered to Eligible Employees in countries outside the U.S. to comply with local requirements, or for tax or accounting reasons. The Company reserves the right not to conduct the Option Exchange Program in countries in which it is inadvisable or impractical to do so for any reason. The Company also reserves the right, in its sole discretion, to suspend, modify or terminate the Option Exchange Program at any time for any reason prior to the Closing Date.

EFFECT ON SHAREHOLDERS

The proposed Option Exchange Program has been designed so that, assuming all Eligible Options are exchanged, the value of the Eligible Options surrendered, on an aggregate basis, is expected to be greater than or equal to the value of the New Options granted, which is expected to minimize the dilution in ownership that normally results from supplemental grants of new stock options. However, the Company is not able to predict with certainty the impact the Option Exchange Program will have on shareholders, because it is unable to predict how many Eligible Employees will exchange their Eligible Options or what the future market price of the Company’s common stock will be.

SHAREHOLDER VOTE REQUIRED

Unless otherwise directed, the persons named in the accompanying proxy card intend to vote the proxies held by them in favor of this Proposal. The affirmative vote of the holders of a majority of the shares of common stock present and entitled to vote at the annual meeting is required for the approval of the Option Exchange Program.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE OPTION EXCHANGE PROGRAM.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has reappointed Ernst & Young LLP to audit the consolidated financial statements of the Company for fiscal 2006. Ernst & Young has served as the Company’s independent auditors continuously since 1992. A representative from Ernst & Young is expected to be present at the meeting and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

Although shareholder ratification of the appointment is not required by law, the Company desires to solicit such ratification. If the appointment of Ernst & Young is not approved by a majority of the shares cast at the annual meeting, the Audit Committee will consider the appointment of other independent auditors for fiscal 2006.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 2006.

INDEPENDENT AUDITOR FEE INFORMATION

The following table shows the aggregate fees that the Company paid or accrued for the audit and other services provided by Ernst & Young LLP for fiscal years 2005 and 2004.

	2005	2004

Audit Fees	$913,000	$437,000
Audit-Related Fees	$124,000	$26,000
Tax Fees	$151,000	$99,000
All Other Fees	$—	$—

Total	$1,188,000	$562,000

AUDIT FEES

This category includes fees for (i) the audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly reports on Form 10-Q; (ii) the audit of the Company’s internal control over financial reporting; (iii) the attestation of management’s report on the effectiveness of internal control over financial reporting; and (iv) services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for the relevant fiscal years. The significant increase in fees in 2005 compared to 2004 is attributable to the costs of complying with Section 404 of the Sarbanes-Oxley Act of 2002 and related SEC rulemaking.

AUDIT-RELATED FEES

This category consists of accounting consultations in connection with acquisitions and divestitures, internal control consultations related to Sarbanes-Oxley Section 404 compliance and benefit plan audits.

TAX FEES

This category consists of professional services rendered by Ernst & Young LLP for tax compliance, tax planning and tax advice. The services for the fees disclosed under this category include tax return preparation, research and technical tax advice.

ALL OTHER FEES

This category includes the aggregate fees for products and services provided by Ernst & Young LLP that are not reported above under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

The Audit Committee has considered the compatibility of the non-audit services performed by and fees paid to Ernst & Young LLP in fiscal year 2005 and the proposed non-audit related services and proposed fees for fiscal year 2006 and has determined that such services and fees are compatible with the independence of Ernst & Young LLP. All audit and non-audit services were approved by the Audit Committee prior to such services being rendered.

REPORT OF THE AUDIT COMMITTEE

Each member of the Audit Committee is an independent director under existing Nasdaq listing standards and SEC requirements. In addition, the Board of Directors has determined that Mr. van der Kaay is an “audit committee financial expert,” as defined by SEC rules.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee also reviewed and discussed with management and the independent auditors management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditors’ evaluation of the Company’s internal control over financial reporting.

The Audit Committee has also discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards Number 61, Communication with Audit Committees, as currently in effect.

The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard Number 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with the independent auditors that firm’s independence.

Based upon the discussions and review described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2005 to be filed with the SEC and appointed Ernst & Young LLP to serve as the Company’s independent auditors for fiscal year 2006.

This report has been prepared by members of the Audit Committee. Current members of this committee are:

Erik H. van der Kaay (Chairman)
Daniel A. DiLeo
Jeffery R. Gardner

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, the Company’s directors, officers and beneficial owners of more than ten percent of the Company’s common stock are required to report their beneficial ownership of common stock and any changes in that ownership to the SEC. Specific dates for such reporting have been established, and the Company is required to report in this proxy statement any failure to file by the established dates during the last fiscal year. In the last fiscal year, to the Company’s knowledge based solely on a review of Forms 3, 4 and 5 and any amendments thereto, all of these filing requirements were satisfied by the Company’s directors, officers and principal shareholders.

CERTAIN TRANSACTIONS

SILICON WAVE, INC.

On May 24, 2004, the Company completed the acquisition of Silicon Wave, Inc., a privately-held, San Diego-based supplier of highly integrated Bluetooth® solutions for wireless personal area networks. During fiscal year 2004, the Company invested $6,000,000 for preferred stock in Silicon Wave, which represented approximately 35% of Silicon Wave’s preferred stock and approximately 23% of Silicon Wave’s total capital stock. Pursuant to the terms of the investment, the Company was entitled to designate one person to serve on Silicon Wave’s board of directors. From November 2003 until May 2004, Mr. Pratt, a director and officer of the Company, served as the Company’s designee on the Silicon Wave board of directors. Mr. Pratt did not receive any separate compensation from either Silicon Wave or the Company for such service.

JAZZ SEMICONDUCTOR, INC.

On October 15, 2002, the Company entered into a strategic relationship with Jazz Semiconductor, Inc., a privately held, radio-frequency and mixed-signal silicon wafer foundry, for silicon manufacturing and development. Under the arrangement, the Company obtained a committed, lower-cost source of supply for wafers fabricated using Jazz’s silicon manufacturing process. In addition, the Company is collaborating with Jazz on joint process development projects. As part of this strategic relationship, the Company agreed to invest approximately $60,000,000 in Jazz, $30,000,000 of which was invested in October 2002 and $30,000,000 of which was invested in the third quarter of fiscal 2004. The investment represents a minority interest in Jazz’s operations, and the Company has one seat on the Jazz Board of Directors out of ten; however, the Company does not have the ability to exercise significant influence in the management of Jazz’s operations.

Mr. Neal, an officer of the Company, serves as the Company’s appointed representative to Jazz’s Board of Directors. Effective August 12, 2004, the Governance and Nominating Committee determined that all cash and non-cash compensation otherwise payable to Mr. Neal as a non-employee director of Jazz should be paid or transferred to the Company or declined to the extent such transfer would not be permitted. During the Company’s fiscal year ended March 31, 2005, Mr. Neal was entitled to receive a $30,000 annual cash fee for his service on the Jazz Board, which was paid by Jazz to the Company. During the Company’s fiscal year ended March 31, 2003, Mr. Neal was awarded a non-qualified option to purchase 125,000 shares of Jazz common stock at the then fair market value of $0.20 per share. Mr. Neal exercised the option in full, and the shares were placed in escrow where they remain subject to annual vesting provisions over a four-year period. The Governance and Nominating Committee and the Board unanimously approved Mr. Neal’s receipt of this compensation, subject to a number of conditions designed to protect the interests of the Company and its shareholders.

FAMILY RELATIONSHIPS

William H. Pratt and Ryan M. Pratt, the adult sons of William J. Pratt, a Named Executive and member of the Board of Directors, are employed by the Company in non-executive positions. William H. Pratt is employed as a Senior Manager, Design Engineer and Ryan M. Pratt is employed as a Senior Design Engineer. Neither adult son’s compensation is subject to approval by the Board of Directors. Nevertheless, because each adult son receives a salary in excess of $60,000, their employment by the Company is considered a related party transaction under SEC rules.

PROPOSALS FOR 2006 ANNUAL MEETING

Under SEC regulations, any shareholder desiring to make a proposal to be acted upon at the 2006 annual meeting of shareholders must present the proposal to the Company at its principal office in Greensboro, North Carolina by February 14, 2006 for the proposal to be eligible for inclusion in the Company’s proxy statement.

Under the Company’s bylaws, to be timely, a shareholder’s notice generally must be delivered to the Company’s principal executive offices not later than the close of business on the 60th day before the first anniversary of the date of the notice date for the preceding year’s annual meeting and no earlier than the close of business on the 90th day prior to such date (unless, in the case of shareholder nominations for director, the Board waives such advance notice requirement). In the event that the date of the annual meeting is more than 30 days before or more than 60 days after the first anniversary date of the preceding year’s annual meeting, then notice by the shareholder must be delivered not earlier than the close of business on the 90th day prior to the annual meeting and not later than the close of business on the later of the 60th day prior to the annual meeting or the 10th day after the day on which the Company first makes a public announcement of the date of the annual meeting. Any such proposals must be made in accordance with the bylaws, the Company’s Corporate Governance Guidelines (with respect to shareholder nominees for director) and any other applicable law, rule or regulation. A shareholder may obtain a copy of these standards and procedures from the Company’s Investor Relations Department. See also “Corporate Governance - Procedures for Director Nominations,” above. A proxy may confer discretionary authority to vote on any matter at a shareholders’ meeting if the Company does not receive proper notice of the matter within the timeframes described above.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers or other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or Annual Report may have been sent to multiple shareholders in the same household. The Company will promptly deliver a separate copy of either document to any shareholder upon request submitted in writing to the Company at the following address: RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409-9421, Attention: Investor Relations Department or by calling (336) 664-1233. Any shareholder who wants to receive separate copies of the Annual Report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder, or contact the Company at the above address and telephone number.

FINANCIAL INFORMATION

The Company’s Annual Report for the fiscal year ended March 31, 2005 is enclosed. Upon written request, the Company will provide without charge to any shareholder of record or beneficial owner of common stock a separate copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005 (without exhibits), including financial statements, filed with the SEC. Any such request should be directed to Doug DeLieto, the Company’s Vice President of Investor Relations, at 7628 Thorndike Road, Greensboro, North Carolina 27409-9421.

OTHER BUSINESS

As of the date of this proxy statement, the Board of Directors knows of no other matter to come before the 2005 annual meeting. However, if any other matter requiring a vote of the shareholders arises, the persons named in the accompanying proxy will vote such proxy in accordance with their best judgment.

By Order of the Board of Directors

Dr. Albert E. Paladino
Chairman

Dated: June 14, 2005

Appendix A

RF MICRO DEVICES, INC.
AUDIT COMMITTEE CHARTER

I. COMMITTEE PURPOSE

The purpose of the Audit Committee is to assist the Board of Directors in its duty to oversee the Company’s accounting, financial reporting and internal control functions and the audit of the Company’s financial statements. The Committee will accomplish this purpose by performing the responsibilities enumerated in this Charter, which include among others direct responsibility for hiring, firing, overseeing the work of and determining the compensation for the Company’s independent auditors. The independent auditors will report directly to the Audit Committee.

The Committee’s responsibilities under this Charter do not relieve the Company’s management of its responsibilities for preparing the Company’s financial statements so that they comply with generally accepted accounting principles (“GAAP”) and fairly present the Company’s financial condition, results of operations and cash flows; issuing financial reports that comply with the requirements of the Securities and Exchange Commission (the “SEC”); and establishing and maintaining adequate internal control structures and procedures for financial reporting.

II. COMMITTEE MEMBERSHIP AND PROCEDURE

The Audit Committee (sometimes referred to in this Charter as the “Committee”) will consist of three or more directors, each of whom must:

A.	Be an independent director as defined in Section 10A(m) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules of the SEC under Section 10A of the Exchange Act.

B.	Be an independent director as defined in Rule 4200 of The Nasdaq Stock Market.

C.	Not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years.

D.	Be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement.

At least one member of the Committee must have, in the judgment of the Board, employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background that results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. In addition, at least one member of the Committee must be an “audit committee financial expert” as such term is defined in Item 401 of Regulation S-K, as determined by the Board. Such member may, but need not be, the Chairman of the Committee.

The Board will appoint the members of the Committee annually. The members will serve until their successors are appointed or until their earlier death, resignation or removal. The Board will designate the Chairman of the Committee or, if it fails to do so, the members of the Committee will elect a Chairman by majority vote. The Board will have the power at any time to change the size and membership of the Committee and to fill vacancies on the Committee, provided that any new member satisfy the requirements of this Charter and any other applicable requirements. The rules and procedures of the Committee will be governed by the North Carolina Business Corporation Act and the Company’s bylaws and, to the extent not inconsistent with such Act and the bylaws, this Charter and the Company’s Corporate Governance Guidelines.

The Committee will meet following the end of each fiscal quarter of the Company prior to the filing of the Company’s quarterly report or annual report with the SEC to review the financial results of the Company for the preceding fiscal quarter or the preceding fiscal year, as the case may be. Upon the call of the Chairman of the Committee or the Chairman of the Board, the Committee will meet at such other times and for such other purposes as are necessary to carry out the Committee’s responsibilities. During each quarterly meeting, or at such other times (at least quarterly) as the Committee determines, the Committee will meet separately with management and the Company’s independent auditors in discharge of the Committee’s obligations under Section III of this Charter. If the Company establishes an internal audit function, the Committee also will meet separately with the head of such function during each quarterly meeting or at such other times as the Committee determines.

The Committee will record and maintain minutes of its meetings. The Chairman of the Committee or a Committee member designated by the Chairman will make a report to the Board of the Committee’s meetings, actions taken at meetings or by consent, and recommendations made since the most recent Board meeting, unless the Committee has previously circulated an interim report addressing the matter or matters.

III. COMMITTEE AUTHORITY AND RESPONSIBILITIES

The authority and responsibilities of the Committee are as follows:

A.	Review and reassess annually the adequacy of this Charter and recommend any changes to the Board. The Chairman of the Committee will confirm to the Board and management annually that the Committee has reviewed and reassessed the adequacy of this Charter.

B.	Be directly responsible for the appointment (which shall be subject to shareholder ratification), compensation, retention and oversight of the work of the independent auditors engaged to prepare or issue an audit report or perform other audit, review or attest services, including resolution of disagreements between the independent auditors and management regarding financial reporting.

C.	Prior to engaging the independent auditors to perform an audit of the Company’s financial statements, (i) obtain from the independent auditors a formal written statement delineating all relationships between their firm and the Company, consistent with Independence Standards Board Standard No. 1 or such other standard as may be promulgated by the Public Company Accounting Oversight Board; (ii) actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors; and (iii) take, or recommend that the Board of Directors take, appropriate action to oversee the independence of the independent auditors.

D.	Review with the independent auditors their proposed audit scope and approach, including staffing, locations and coordination of independent audit work with the work of the Company’s accounting (and, if applicable, internal audit) personnel.

E.	Approve all audit and permissible non-audit services to be provided by the independent auditors (and any non-audit service by any other accounting firm if the cost of the service is reasonably expected to exceed $100,000), establish a policy for the Committee’s pre-approval of audit and non-audit services to be provided by the independent auditors and annually review and pre-approve the audit and non-audit services that are to be covered by the pre-approval policy.

F.	Review the Company’s hiring policies for, and approve the hiring of, any employees or former employees of the independent auditors.

G.	Discuss with the independent auditors the matters required to be discussed by SAS No. 61, including the quality and acceptability of the accounting principles applied in the financial statements and changes in accounting policies.

H.	Confirm with the independent auditors that they are aware of no violations of Rule 13b2-2 under the Exchange Act relating to improper influence on the conduct of audits, or any illegal act that would require the independent auditors to inform management of the Company and the Audit Committee as required by Section 10A(b) of the Exchange Act.

I.	Discuss at least annually with the independent auditors and management (and with the head of the Company’s internal audit function, if the Company has established one) whether the Company is subject to any material risks or exposures, how management has attempted to minimize the Company’s risk, and the nature of any unusual transactions.

J.	Review any management letters or internal control reports prepared by the independent auditors or the Company’s accounting (and, if applicable, internal audit) personnel and management’s responses to such letters or reports.

K.	Following completion of the annual audit and at such other times as the Committee deems appropriate, review separately with the independent auditors and management (and with the head of the Company’s internal audit function, if the Company has established one) any significant difficulties encountered during the course of the audit.

L.	Review quarterly management’s analysis of any significant accounting issues, changes, estimates, judgments or unusual items relating to the financial statements and the selection, application and effects of critical accounting policies applied by the Company (including an analysis of the effect of alternative GAAP methods) and review with the independent auditors the reports on such subjects delivered pursuant to Section 10A(k) of the Exchange Act.

M.	Review, on a quarterly and annual basis, the significant accounting principles, policies and practices followed by the Company in accounting for and reporting its financial results of operations in accordance with GAAP.

N.	Review the Company’s quarterly and annual financial statements and related disclosures, including the MD&A portion of the Company’s SEC reports, prior to filing with the SEC, and management’s certification under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, including management’s disclosure to the Committee under Section 302, coordinate the submission to and review of the Company’s annual report on Form 10-K by the entire Board, including responses to accounting and financial statement questions, and based on discussions with management and the independent auditors, formally recommend to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K.

O.	On a quarterly basis, review the Company’s system of internal controls and evaluate the adequacy of the Company’s financial reporting systems and business process controls.

P.	Review the Company’s significant exposures and the actions management has taken to monitor and control such exposures, any significant findings noted by the independent auditors and the accounting (and, if applicable, internal audit) personnel in the course of their audit work and management responses to such findings.

Q.	After each of the first three fiscal quarters and at year end, review (which review may be conducted by the Chairman on behalf of the Committee) with management the financial results, the proposed earnings release and any formal earnings guidance to be issued by the Company.

R.	Respond as it determines to be appropriate (after consulting with legal counsel selected by the Committee) to any report of evidence of a material violation of the securities laws that the Committee receives from the Company’s chief legal officer, if any, or from any attorney appearing and practicing before the SEC in the representation of the Company.

S.	Review with the Company’s outside counsel legal matters that may have a material impact on the financial statements and any material reports or inquiries received from regulators or governmental agencies.

T.	Conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis and approve all such transactions. For this purpose, the term “related party transactions” refers to transactions required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC.

U.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

V.	Engage any professional advisers as the Committee determines are appropriate to carry out its responsibilities under this Charter.

W.	Determine funding for payment of (i) compensation to independent auditors engaged to prepare or issue an audit report or perform other audit, review or attest services, (ii) compensation to any adviser engaged by the Committee as authorized by this Charter and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

X.	Prepare the Committee report that the SEC rules require to be included in the Company’s annual proxy statement.

Y.	Perform any other activities consistent with this Charter, the Company’s bylaws and governing law as the Committee or the Board deems necessary or appropriate.

IV. ADDITIONAL RESOURCES

The Committee will have the right to use reasonable amounts of time of the Company’s accounting (and, if applicable, internal audit) personnel and independent auditors, other internal staff and legal counsel and also will have the right to hire independent accounting experts, lawyers and other consultants to assist and advise the Committee in connection with its responsibilities. The Committee will keep the Company’s Chief Financial Officer advised as to the general range of anticipated expenses for outside consultants.

Amended and Restated June 9, 2005

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www.rfmd.com

7628 Thorndike Road, Greensboro, NC 27409-9421
Phone 336-664-1233

â FOLD AND DETACH HERE â

RF MICRO DEVICES, INC.

PROXY
AUGUST 2, 2005 ANNUAL MEETING
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF RF MICRO DEVICES, INC.

    The undersigned shareholder of RF Micro Devices, Inc., a North Carolina corporation (the “Company”), appoints Robert A. Bruggeworth and William A. Priddy, Jr., or either of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of common stock of the Company that the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held at The Greensboro-High Point Airport Marriott, One Marriott Drive, Greensboro, North Carolina on Tuesday, August 2, 2005 at 10:00 a.m., local time and at any adjournment thereof, with all powers the undersigned would possess if personally present, as follows:

The shares represented by this Proxy will be voted in accordance with the instructions of the undersigned shareholder(s) when instructions are given in accordance with the procedures described herein and the accompanying proxy statement. This Proxy, if duly executed and returned, will be voted “for” the proposals described herein if no instruction to the contrary is indicated. If any other business is properly presented at the annual meeting, this Proxy will be voted in accordance with the recommendations of the Board of Directors.

1.	Proposal to elect nine directors for one-year terms and until their successors are duly elected and qualified.
	☐ FOR ALL NOMINEES LISTED BELOW (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED BELOW
Robert A. Bruggeworth, Daniel A. DiLeo, Dr. Frederick J. Leonberger, Jeffery R. Gardner, David A. Norbury, Dr. Albert E. Paladino, William J. Pratt, Erik H. van der Kaay, Walter H. Wilkinson, Jr.

(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the following space. If authority to vote for any individual nominee is not withheld, this Proxy will be voted in favor of such nominee.)

â FOLD AND DETACH HERE â

2.	Proposal to approve a proposed exchange of outstanding stock options issued under certain of the Company’s stock plans having an exercise price equal to or greater than $5.38 per share, for new options for a reduced number of shares with new vesting requirements and an exercise price set at the then current market price on the day immediately preceding the date of grant, such new options to be granted on or as soon as practicable after the first business day after the expiration of the exchange offer.

☐ FOR            ☐ AGAINST            ☐ ABSTAIN

3.	Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending March 31, 2006.

☐ FOR            ☐ AGAINST            ☐ ABSTAIN

THE UNDERSIGNED HEREBY RATIFIES AND CONFIRMS ALL THAT SAID ATTORNEYS-IN-FACT, OR EITHER OF THEM OR THEIR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF, AND ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE ANNUAL MEETING, THE ACCOMPANYING PROXY STATEMENT AND THE ANNUAL REPORT TO SHAREHOLDERS FOR THE FISCAL YEAR ENDED MARCH 31, 2005.

Dated this __________ day of ___________________________, 2005.

__________________________________________________ (SEAL)

(Signature)

__________________________________________________ (SEAL)

(Signature)

PLEASE INSERT DATE OF SIGNING. SIGN EXACTLY AS NAME APPEARS AT LEFT. WHERE COMMON STOCK IS ISSUED IN TWO OR MORE NAMES, ALL MUST SIGN. IF SIGNING AS ATTORNEY, ADMINISTRATOR, EXECUTOR, TRUSTEE OR GUARDIAN, GIVE FULL TITLE AS SUCH. AN AUTHORIZED OFFICER SHOULD SIGN ON BEHALF OF A CORPORATION AND AFFIX THE CORPORATE SEAL.

[Insert name as it appears on shareholder records.]	(You are requested to complete, sign and return this Proxy promptly.)